As filed with the Securities and Exchange Commission on December 2, 2008
Registration No. 333-155300

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Pre-Effective Amendment No. 2
to
Form S-1
on Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

American Public Education, Inc.
(Exact name of registrant as specified in its charter)

Delaware	01-0724376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 W. Congress Street
Charles Town, WV 25414
(304) 724-3700
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Harry T. Wilkins
Executive Vice President and Chief Financial Officer
American Public Education, Inc.
111 W. Congress Street
Charles Town, WV 25414
(304) 724-3700
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael J. Silver
William I. Intner
Hogan & Hartson LLP
111 South Calvert Street, Suite 1600
Baltimore, MD 21202
Telephone: (410) 659-2700

Approximate date of commencement of proposed sale to the public:  At a time to be determined after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
This Pre-Effective Amendment No. 2 is being filed to indicate that the proper form type on the EDGAR system under which this registration statement is being filed is Form S-3/A. There are no substantive differences between this filing and Pre-Effective Amendment No. 1.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2008
PROSPECTUS

4,227,952 Shares

Common Stock

We are offering 15,000 shares of our common stock and the selling stockholders identified in this prospectus are offering 4,212,952 shares of our common stock. The selling stockholders intend to sell the shares of our common stock held by them in a single transaction, or a set of simultaneous transactions, at a time that is determined based on their assessment of market conditions. Any sales of shares of common stock by us would only be done at the same time as sales by the selling stockholders.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. Subject to any agreement that we may in the future reach in connection with the offer and sale of shares pursuant to this prospectus, we will bear all expenses of this offering, except that the selling stockholders will pay all transfer taxes and any underwriting discounts or commissions or equivalent expenses applicable to the sale of their shares.

We are registering the offer and sale of shares by the selling stockholders pursuant to a registration rights agreement with the selling stockholders. The shares offered under this prospectus by the selling stockholders are being registered to permit the selling stockholders to sell the shares in the public market at a time that they determine based on their assessment of market conditions. We and the selling stockholders may sell the shares offered under this prospectus through an underwritten offering or through any other means described in the section titled “Plan of Distribution.”

The common stock is listed on The NASDAQ Global Market under the symbol “APEI.” The last reported sale price of the common stock on December 1, 2008 was $36.96 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December   , 2008

You should rely only on the information contained in this prospectus, or any prospectus supplement to which we have referred you. We and the selling stockholders have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus carefully, including the documents incorporated by reference in this prospectus, especially the matters discussed under “Risk Factors” beginning on page 3 and the financial statements and related notes included in this prospectus by reference. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to American Public Education, Inc. and its wholly owned subsidiary, American Public University System, Inc.

We are a provider of exclusively online postsecondary education directed at the needs of the military and public service communities. We operate through two universities, American Military University, or AMU, and American Public University, or APU, which together constitute the American Public University System. Our universities share a common faculty and curriculum that includes 73 degree programs and 49 certificate programs in disciplines related to national security, military studies, intelligence, homeland security, criminal justice, technology, business administration, liberal arts and education. We currently serve over 41,000 students living in all 50 states and more than 130 foreign countries. Our university system is regionally and nationally accredited.

Corporate Information

We were organized as a Virginia corporation in 1991, and we reorganized in Delaware in 2002 into our current holding company structure. As part of our 2002 reorganization, our corporate name was changed from American Military University, Inc. to American Public Education, Inc. We completed our initial public offering in November 2007. Our principal executive offices are located at 111 W. Congress Street, Charles Town, West Virginia 25414, and our main telephone number at that address is (304) 724-3700. The website of the American Public University System is www.apus.edu. Our corporate website address is www.AmericanPublicEducation.com. The contents of these websites are not a part of this prospectus.

The Offering

Common stock offered by us	15,000 Shares

Common stock offered by the selling stockholders	4,212,952 Shares

Common stock outstanding after the offering	17,955,439 Shares

NASDAQ Global Market symbol	“APEI”

Use of proceeds	We will use proceeds primarily to pay offering expenses payable by us. Any remaining proceeds will be used for working capital and other general corporate purposes. We will not receive any proceeds from the shares sold by the selling stockholders.

Plan of Distribution	The selling stockholders plan to sell up to all of the shares being offered by them in this offering in a single transaction or a set of simultaneous transactions at a time determined by our and their assessment of market conditions. Any sales of shares of common stock by us would only occur at the same time as sales by the selling stockholders. See “Plan of Distribution” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock

The share information above is based on 17,940,439 shares of common stock outstanding as of September 30, 2008 and excludes:

•	1,380,700 shares of our common stock issuable upon exercise of options outstanding as of September 30, 2008 at a weighted average exercise price of $6.57;

•	751,692 shares of common stock reserved under our 2007 Omnibus Incentive Plan; and

•	100,000 shares of common stock reserved under our Employee Stock Purchase Plan;

but includes 70,803 shares of restricted stock that are subject to forfeiture as of September 30, 2008.

RISK FACTORS

Investing in our common stock has a high degree of risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, as well as any modification or addition to the risks described below contained in one or more supplements to this prospectus. The risks described below are those that we believe are the material risks we face. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Please see “Special Note Regarding Forward-Looking Statements” and “Incorporation by Reference.”

Risks Related to Our Business

If we are unable to continue our recent revenue and earnings growth, our stock price may decline and we may not have adequate financial resources to execute our business plan.

Our revenue increased 73% from $23.1 million in 2004 to $40.0 million in 2006, and it increased 73% from $40.0 million in 2006 to $69.1 million in 2007, primarily due to strong referrals from current students, new student marketing, and the receipt of regional accreditation in May 2006. These same factors also contributed to our net income attributable to common stockholders improving to $8.8 million in 2007 from $1.8 million in 2006. We may not be able to achieve similar growth rates in future periods. You should not rely on the results of any prior periods as an indication of our future operating performance. If we are unable to maintain adequate revenue and earnings growth, our stock price may decline, and we may not have adequate financial resources to execute our business plan.

Our growth may place a strain on our resources that could adversely affect our systems, controls and operating efficiency.

The growth that we have experienced in the past, as well as any future growth that we experience, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. We do not have experience scheduling courses and administering programs for more students than our current enrollment, and if growth negatively impacts our ability to do so, the learning experience for our students could be adversely affected, resulting in a higher rate of student attrition and fewer student referrals. We also have limited experience adding to our courses, programs and operations through acquisitions. Future growth will also require continued improvement of our internal controls and systems, particularly those related to complying with federal regulations under the Higher Education Act of 1965, or the Higher Education Act, as administered by the U.S. Department of Education, including as a result of our participation in federal student financial aid programs under Title IV of the Higher Education Act, which we refer to in this prospectus as Title IV programs. We have described some of the most significant regulatory risks that apply to us, including those related to Title IV programs, under the heading “Risks Related to the Regulation of our Industry” below. If we are unable to manage our growth or successfully carry out and integrate acquisitions, we may also experience operating inefficiencies that could increase our costs and adversely affect our profitability and results of operations.

Tuition assistance programs offered to United States Armed Forces personnel constituted 66% of our revenues for 2007, and our revenues and number of students would decrease if we are no longer able to receive funds under these tuition assistance programs or tuition assistance is reduced or eliminated.

Service members of the United States Armed Forces are eligible to receive tuition assistance from their branch of the armed forces that they may use to pursue postsecondary degrees. Service members of the United States Armed Forces can use tuition assistance at postsecondary schools that are accredited by accrediting agencies recognized by the U.S. Secretary of Education. Our tuition is currently structured so that tuition assistance payments for service members fully cover the service member’s per course tuition cost of our undergraduate courses and cover more than 90% of the per course tuition cost of our graduate courses. If we are no longer able to receive tuition assistance payments or federal funds for the tuition assistance program are reduced or eliminated, our enrollments and revenues would be significantly reduced resulting in a material adverse effect on our results of operations and financial condition.

Strong competition in the postsecondary education market, especially in the online education market, could decrease our market share and increase our cost of acquiring students.

Postsecondary education is highly fragmented and competitive. We compete with traditional public and private two-year and four-year colleges as well as other for-profit schools, particularly those that offer online learning programs. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. Recent legislation, effective August 1, 2009, provides education assistance benefits for veterans in an amount up to the highest rate of tuition and fees charged undergraduate students at a public institution in the state in which the veteran is enrolled and a monthly housing stipend during the veteran’s program of education where such program of education is not offered through distance learning. Such legislation may hinder our ability to compete against present or future competitors in other states or who offer programs through formats other than or in addition to distance learning. In addition, some of our competitors, including both traditional colleges and universities and other for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students, particularly in the non-military sector of the market. We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs.

We may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect our business or results of operations. We may also face increased competition if our competitors pursue relationships with the military and governmental educational programs with which we already have relationships. These competitive factors could cause our enrollments, revenues and profitability to decrease significantly.

If we are unable to update and expand the content of existing programs and develop new programs and specializations on a timely basis and in a cost-effective manner, our future growth may be impaired.

The updates and expansions of our existing programs and the development of new programs and specializations may not be accepted by existing or prospective students or employers. If we cannot respond to changes in market requirements, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. In addition, because we are provisionally certified after the recent change in ownership and control, the Department of Education may more closely monitor or may limit our ability to add new academic programs. If we are unable to respond adequately to changes in market requirements due to financial constraints, regulatory limitations or other factors, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing programs requires us to make investments in management, incur marketing expenses and reallocate other resources. We may have limited experience with the courses in new areas and may need to modify our systems and strategy or enter into arrangements with other institutions to provide new programs effectively and profitably. If we are unable to increase the number of students, or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

If we do not have adequate continued personal referrals and marketing and advertising programs that are effective in developing awareness among, attracting and retaining new students, our financial performance in the future would suffer.

Building awareness of AMU and APU and the programs we offer among potential students is critical to our ability to attract new students. In order to maintain and increase our revenues and profits, we must continue to attract new students in a cost-effective manner and these students must remain active in our programs. During 2007, we increased the amounts spent on marketing and advertising, and we anticipate this trend to continue, particularly as a result of our attempts to attract and retain students from non-military market sectors. We use marketing tools such as the Internet, exhibits at conferences, and print media advertising to promote our schools and programs. Additionally, we rely on the general reputation of AMU and APU and referrals from current students, alumni and educational service officers in the United States Armed Forces as a source of new students. Some of the factors that could prevent us from successfully advertising and marketing our programs and from successfully enrolling and retaining students in our programs include:

•	the emergence of more successful competitors;

•	factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;

•	performance problems with our online systems;

•	failure to maintain accreditation;

•	student dissatisfaction with our services and programs;

•	failure to develop a message or image that resonates well within non-military sectors of the market;

•	failure to maintain eligibility and certification to participate in Title IV programs, or limitations on participation in Title IV programs;

•	adverse publicity regarding us, our competitors or online or for-profit education generally;

•	adverse developments in our relationship with military educational service officers;

•	a decline in the acceptance of online education; and

•	a decrease in the perceived or actual economic benefits that students derive from our programs.

If we are unable to continue to develop awareness of AMU and APU and the programs we offer, and to enroll and retain students in both military and non-military market sectors, our enrollments would suffer and our ability to increase revenues and maintain profitability would be significantly impaired.

System disruptions and security breaches to our online computer networks could negatively impact our ability to generate revenue and damage our reputation, limiting our ability to attract and retain students.

The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of our online classroom, damaging our ability to generate revenue. Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

Our systems, particularly those related to our Partnership-At-a-Distance, or PAD, system have been predominantly developed in-house, with limited support from outside vendors. We are continuously working on upgrades to the PAD system, and our employees continue to devote substantial time to its development. To the extent that we face problems with the PAD system, we may not have the capacity to address the problems with our internal capability, and we may not be able to identify outside contractors with expertise relevant to our custom system.

Any failure of our online classroom system could also prevent students from accessing their courses. Any interruption to our technology infrastructure could have a material adverse effect on our ability to attract and retain students and could require us to incur additional expenses to correct or mitigate the interruption.

Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information, personal information about our students or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. We engage multiple security assessment providers on a periodic basis to review and assess our security. We utilize this information to audit ourselves to ensure that we are continually monitoring the security of our technology infrastructure. However, we cannot assure you that these security assessments and audits will protect our computer networks against the threat of security breaches.

We use third party software for our online classroom, and if the provider of that software were to cease to do business or was acquired by a competitor, we may have difficulty maintaining the software required for our online classroom or updating it for future technological changes, which could adversely affect our performance.

Our online classroom employs the Educatortm learning management system pursuant to a license from Ucompass.com, Inc. The Educator system is a web-based portal that stores and delivers course content, provides interactive communication between students and faculty, and supplies online evaluation tools. We rely on Ucompass for ongoing support and customization and integration of the Educator system with the rest of our technology infrastructure. If Ucompass ceased to operate or was unable or unwilling to continue to provide us with service, we may have difficulty maintaining the software required for our online classroom or updating it for future technological changes. Any failure to maintain our online classroom would have an adverse impact on our operations, damage our reputation and limit our ability to attract and retain students.

Future growth or increased technology demands will require continued investment of capital, time and resources to develop and update our technology and if we are unable to increase the capacity of our resources appropriately, our ability to handle growth, our ability to attract or retain students and our financial condition and results of operations could be adversely affected.

We believe that continued growth will require us to increase the capacity and capabilities of our technology infrastructure, including our PAD system. Increasing the capacity and capabilities of our technology infrastructure will require us to invest capital, time and resources, and there is no assurance that even with sufficient investment our systems will be scalable to accommodate future growth. We may also need to invest capital, time and resources to update our technology in response to competitive pressures in the marketplace. If we are unable to increase the capacity of our resources or update our resources appropriately, our ability to handle growth, our ability to attract or retain students, and our financial condition and results of operations could be adversely affected.

The loss of any key member of our management team may impair our ability to operate effectively and may harm our business.

Our success depends largely upon the continued services of our executive officers and other key management and technical personnel. The loss of one or more members of our management team could harm our business. Except for the employment agreements we have with Mr. Boston, Dr. McCluskey and Mr. Wilkins, we do not have employment agreements with any of our other executive officers or key personnel. We do not maintain key person life insurance policies on any of our employees.

If we are unable to attract and retain faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed.

To execute our growth strategy, we must attract and retain highly qualified faculty, administrators, management and skilled personnel. Competition for hiring these individuals is intense, especially with regard to faculty in specialized areas. If we fail to attract new skilled personnel or faculty or fail to retain and motivate our existing faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed.

The protection of our operations through exclusive proprietary rights and intellectual property is limited, and we encounter disputes from time to time relating to our use of intellectual property of third parties, any of which could harm our operations and prospects.

In the ordinary course of our business, we develop intellectual property of many kinds that is or will be the subject of copyright, trademark, service mark, patent, trade secret or other protections. This intellectual property includes but is not limited to courseware materials and business know-how and internal processes and procedures developed to respond to the requirements of operating and various education regulatory agencies. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names, agreements and registrations to protect our intellectual property. We rely on service mark and trademark protection in the United States and select foreign jurisdictions to protect our rights to the marks “AMERICAN MILITARY UNIVERSITY,” “AMERICAN PUBLIC UNIVERSITY,” “AMERICAN PUBLIC UNIVERSITY SYSTEM” and “EDUCATING THOSE WHO SERVE,” as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third party content experts. We cannot assure you that the measures that we take will be adequate or that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the United States or select foreign jurisdictions, or that third parties will not infringe upon or violate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content, and offer competing programs to ours.

In particular, third parties may attempt to develop competing programs or duplicate or copy aspects of our curriculum, online resource material, quality management and other proprietary content. Any such attempt, if successful, could adversely affect our business. Protecting these types of intellectual property rights can be difficult, particularly as it relates to the development by our competitors of competing courses and programs.

We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise a claim against us alleging an infringement or violation of the intellectual property of that third party. In July 2006, we settled a dispute with another institution regarding the use of certain marks that allowed us to continue to use the marks at issue, but we may not be able to favorably resolve future disputes. Some third party intellectual property rights may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid those intellectual property rights. Any such intellectual property claim could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether such claim has merit. Our general liability and cyber liability insurance may not cover potential claims of this type adequately or at all, and we may be required to alter the content of our classes or pay monetary damages, which may be significant.

We may incur liability for the unauthorized duplication or distribution of class materials posted online for class discussions.

In some instances, our faculty members or our students may post various articles or other third party content on class discussion boards. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit. Our faculty members or students could also post classified material on class discussion boards, which could expose us to civil and criminal liability and harm our reputation and relationships with members of the military and government. Our general liability insurance may not cover potential claims of this type adequately or at all, and we may be required to alter the content of our courses or pay monetary damages.

Because we are an exclusively online provider of education, we are entirely dependent on continued growth and acceptance of exclusively online education and, if the recognition by students and employers of the value of online education does not continue to grow, our ability to grow our business could be adversely impacted.

We believe that continued growth in online education will be largely dependent on additional students and employers recognizing the value of degrees from online institutions. If students and employers are not convinced that online schools are an acceptable alternative to traditional schools or that an online education provides value, or if growth in the market penetration of exclusively online education slows, growth in the industry and our business could be adversely affected. Because our business model is based on online education, if the acceptance of online education does not grow, our ability to continue to grow our business and our financial condition and results of operations could be materially adversely affected.

If we do not maintain continued strong relationships with various military bases and educational service officers, and if we are unable to expand our use of articulation agreements, our future growth may be impaired.

We have non-exclusive articulation agreements or memoranda of understanding with various educational institutions of the United States Armed Forces and other governmental education programs. Articulation agreements and memoranda of understanding are agreements pursuant to which we agree to award academic credits toward our degrees for learning in educational programs offered by others. Additionally, we rely on relationships with educational service officers on military bases and base education counselors to distribute our information to interested service members. If our relationships with educational service offices or base education counselors deteriorate or end, our efforts to recruit students from that base will be impaired. If our articulation agreements and memoranda of understanding are eliminated, or if our relationships with educational service officers or base education counselors deteriorate, this could materially and adversely affect our revenues and results of operations.

The United States Armed Forces has in the past and may in the future approve programs and initiatives to provide additional educational opportunities to service members, and these programs and initiatives may not include participation by us. We cannot predict the impact of these announcements, programs or initiatives on us, but given our dependence on students from the armed forces, our net course registrations and results of operations could be materially adversely affected by such announcements, programs and initiatives.

Government regulations relating to the Internet could increase our cost of doing business, affect our ability to grow or otherwise have a material adverse effect on our business.

The increasing popularity and use of the Internet and other online services have led and may lead to the adoption of new laws and regulatory practices in the United States or foreign countries and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments, revenues and results of operations.

Risks Related to the Regulation of Our Industry

The Department of Education has placed us on provisional certification as a result of our recent change in ownership and control, and the terms of our provisional certification could limit our potential for growth outside the military sector and adversely affect our enrollment, revenues and results of operations.

In August 2008, funds affiliated with ABS Capital Partners reduced their beneficial ownership interest from approximately 26% to approximately 24% of our outstanding common stock by distributing to their limited partners and general partners 400,000 shares of our stock. As a result of this distribution of shares, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. As required under Department of Education regulations, we timely notified the Department of Education of our change in ownership and control. In connection with the Department of Education’s review of the change, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from our regional accrediting agency, The Higher Learning Commission of the North Central Association of Colleges and Schools indicating that it had approved the change. On October 2, 2008, we received a letter from the Department of Education approving the change in ownership and control and granting us provisional certification until September 30, 2010.

During a period of provisional certification, we must comply with any additional conditions included in our program participation agreement, which include, among other things, limitations on our operations. Our program participation agreement provides that as a provisionally certified institution, we must apply for and receive approval by the Secretary for any substantial change. Under our program participation agreement, substantial changes include but are not limited to establishment of additional locations, an increase in the level of academic offering, and addition of any non-degree or short-term training program. The Department of Education may also more closely review us while we are provisionally certified. The conditions to provisional certification or closer review by the Department of Education could impact, among other things, our ability to add educational programs, acquire other schools or make other significant changes. In addition, while we are provisionally certified if the Department of Education determines that we are unable to meet our responsibilities, it may seek to revoke our certification to participate in Title IV programs with fewer due process protections than if we were fully certified. Limitations on our operations could, and the loss of our certification to participate in Title IV programs would, adversely affect our ability to grow our presence outside the military sector in addition to having adverse effects on our enrollment, revenues and results of operations.

If we fail to comply with the extensive regulatory requirements for our business, we could face penalties and significant restrictions on our operations, including loss of access to federal tuition assistance programs for members of the United States Armed Forces and federal loans and grants for our students.

We are subject to extensive regulation by (1) the federal government through the U.S. Department of Education and under the Higher Education Act, (2) state regulatory bodies and (3) accrediting agencies recognized by the U.S. Secretary of Education. The regulations, standards and policies of these agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. These regulatory requirements can also affect our ability to add new or expand existing educational programs and to change our corporate structure and ownership.

Institutions of higher education that grant degrees, diplomas or certificates must be authorized by an appropriate state education agency or agencies. In addition, in certain states as a condition of continued authorization to grant degrees and in order to participate in various federal programs, including tuition assistance programs of the United States Armed Forces, a school must be accredited by an accrediting agency recognized by the Secretary of Education. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution. The Higher Education Act requires accrediting agencies recognized by the Department of Education to review and monitor many aspects of an institution’s operations and to take appropriate action when the institution fails to comply with the accrediting agency’s standards.

Our operations are also subject to regulation due to our participation in Title IV programs. Title IV programs, which are administered by the Department of Education, include educational loans with below-market interest rates that are guaranteed by the federal government in the event of default. Title IV programs also include several grant programs for students with economic need as determined in accordance with the Higher Education Act and Department of Education regulations. To participate in Title IV programs, a school must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting agency recognized by the Secretary of Education and be certified as an eligible institution by the Department of Education. Our growth strategy is partly dependent on enrolling more students who are attracted to us because of our continued participation in these programs.

The regulations, standards and policies of the Department of Education, state education agencies and our accrediting agencies change frequently, and changes in, or new interpretations of, applicable laws, regulations, standards or policies, or our noncompliance with any applicable laws, regulations, standards or policies, could have a material adverse effect on our accreditation, authorization to operate in various states, activities, receipt of funds under tuition assistance programs of the United States Armed Forces, our ability to participate in Title IV programs, or costs of doing business. Furthermore, findings of noncompliance with these laws, regulations, standards and policies also could result in our being required to pay monetary damages, or being subjected to fines, penalties, injunctions, limitations on our operations, termination of our ability to grant degrees, revocation of our accreditation, restrictions on our access to Title IV program funds or other censure that could have a material adverse effect on our business.

If we fail to maintain our institutional accreditation, we would lose our ability to participate in the tuition assistance programs of the United States Armed Forces and also to participate in Title IV programs.

American Public University System is accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools, one of six regional accrediting agencies recognized by the Secretary of Education, and by the Accrediting Commission of the Distance Education and Training Council, or DETC, which is a national accrediting agency recognized by the Secretary of Education. Accreditation by an accrediting agency that is recognized by the Secretary of Education is required for participation in the tuition assistance programs of the United States Armed Forces. In 2007, we derived approximately 66% of our revenues from these tuition assistance programs. Accreditation by an accrediting agency that is recognized by the Secretary of Education for Title IV purposes is also required for an institution to become and remain eligible to participate in Title IV programs. American Public University System achieved regional accreditation from The Higher Learning Commission in 2006 and has had national accreditation from the Distance Education and Training Council since 1995. We have identified The Higher Learning Commission as our primary accreditor for Title IV purposes. Either The Higher Learning Commission or DETC may impose restrictions on our accreditation or may terminate our accreditation. To remain accredited American Public University System must continuously meet certain criteria and standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources and financial stability. Failure to meet any of these criteria or standards could result in the loss of accreditation at the discretion of the accrediting agencies. Furthermore, many prospective students may view accreditation by a regional accrediting agency to be more prestigious than accreditation by a national accrediting agency, and we believe that loss of regional accreditation may reduce the marketability of American Public University System even if national accreditation were maintained. The complete loss of accreditation would, among other things, render our students and us ineligible to participate in the tuition assistance programs of the United States Armed Forces or Title IV programs and have a material adverse effect on our enrollments, revenues and results of operations.

We have only recently begun to participate in Title IV programs, and our failure to comply with the complex regulations associated with Title IV programs would have a significant adverse effect on our operations and prospects for growth.

We first became certified to participate in Title IV programs for classes beginning in November 2006. We expect a significant portion of our growth in enrollments and revenues to come from students who are utilizing funds from Title IV programs. However, compliance with the requirements of the Higher Education Act and Title IV programs is highly complex and imposes significant additional regulatory requirements on our operations, which require additional staff, contractual arrangements, systems and regulatory costs. We have limited to no demonstrated history of compliance with these additional regulatory requirements. If we fail to comply with any of these additional regulatory requirements, the Department of Education could, among other things, impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds, which would limit our potential for growth outside the military sector and adversely affect our enrollment, revenues and results of operations.

If American Public University System does not maintain its authorization in West Virginia, our operations would be curtailed and we may not grant degrees.

A school that grants degrees, diplomas or certificates must be authorized by the relevant education agency of the state or states in which it is located. State authorization is also required for an institution to be eligible to participate in Title IV programs. American Public University System is headquartered in the State of West Virginia and is authorized by the West Virginia Higher Education Policy Commission. If we maintain our regional accreditation, we will likely remain in good standing with the West Virginia Higher Education Policy Commission. However, the West Virginia Higher Education Policy Commission may also take disciplinary action or revoke authorization if an institution’s bond is cancelled, if the institution fails to take corrective action to bring it into compliance with West Virginia Higher Education Policy Commission policies, or if the owner is convicted for a felony or crime involving institution administration of Title IV programs. If we do not maintain regional accreditation, our state authorization may be continued based on our national accrediting agency, DETC, if the West Virginia Higher Education Policy Commission finds that it is an acceptable alternative accrediting agency. If we lose accreditation from both accrediting agencies, or accreditation by DETC is not an acceptable alternative accrediting agency in case of loss of Higher Learning Commission accreditation, the West Virginia Higher Education Policy Commission may suspend, withdraw, or revoke our authorization. In addition, in order to maintain our eligibility for accreditation by The Higher Learning Commission, we must remain headquartered in one of the states in its region, which includes West Virginia. If we were to lose our authorization from the West Virginia Higher Education Policy Commission we would be unable to provide educational services, and we would lose our regional accreditation.

Our failure to comply with regulations of various states could have a material adverse effect on our enrollments, revenues and results of operations.

Various states impose regulatory requirements on educational institutions operating within their boundaries. Several states have sought to assert jurisdiction over online educational institutions that have no physical location or other presence in the state but offer educational services to students who reside in the state, or that advertise to or recruit prospective students in the state. State regulatory requirements for online education are inconsistent among states and not well developed in many jurisdictions. As such, these requirements change frequently and, in some instances, are not clear or are left to the discretion of state regulators. Our changing business and the constantly changing regulatory environment require us to evaluate continually our state regulatory compliance activities. In the event we are found not to be in compliance, and a state seeks to restrict one or more of our business activities within its boundaries, we may not be able to recruit students from that state and may have to cease providing service to students in that state.

American Public University System has a physical presence in the Commonwealth of Virginia based on administrative offices in that state, and it is authorized by the State Council of Higher Education for Virginia. We are currently reviewing the licensure requirements of other states to determine whether our activities in these states constitute a presence or otherwise require licensure or authorization by the respective state educational agencies, and we have received, and are in the process of seeking, licensure or authorization in additional states. State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations and other operational matters. To the extent that we have obtained, or obtain in the future, additional authorizations or licensure, state laws and regulations may limit our ability to offer educational programs and award degrees. Some states may also prescribe financial regulations that are different from those of the Department of Education, the West Virginia Higher Education Policy Commission, The Higher Learning Commission or DETC. If we fail to comply with state licensing or authorization requirements, we may be subject to the loss of state licensure or authorization. If we fail to comply with state requirements to obtain licensure or authorization, we may be the subject of injunctive actions or penalties. Although we believe that the only state licensure or authorization that is necessary for American Public University System to participate in the tuition assistance programs for the United States Armed Forces and in Title IV programs is our authorization from the West Virginia Higher Education Policy Commission, loss of licensure or authorization in other states or the failure to obtain required licensures or authorizations could prohibit us from recruiting or enrolling students in those states, reduce significantly our enrollments and revenues and have a material adverse effect on our results of operations.

We must periodically seek recertification to participate in Title IV programs, and may, in certain circumstances, be subject to review by the Department of Education prior to seeking recertification, and our future success may be adversely affected if we are unable to successfully maintain certification or obtain recertification.

An institution generally must seek recertification from the Department of Education at least every six years and possibly more frequently depending on various factors, such as whether it is provisionally certified. The Department of Education may also review an institution’s continued eligibility and certification to participate in Title IV programs, or scope of eligibility and certification, in the event the institution undergoes a change in ownership resulting in a change of control or expands its activities in certain ways, such as the addition of certain types of new programs, or, in certain cases, changes to the academic credentials that it offers. In certain circumstances, the Department of Education must provisionally certify an institution, such as when it is an initial participant in Title IV programs or has undergone a change in ownership and control. In 2006 we applied to participate in Title IV programs for the first time and were provisionally certified for a period through June 30, 2007. We timely submitted our application for recertification, and the Department of Education granted us provisional certification through June 30, 2008. In May 2008, we were fully recertified to participate in Title IV programs. In August 2008, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. As required under Department of Education regulations, we timely notified the Department of Education of our change in ownership and control. In connection with the Department of Education’s review of the change, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from The Higher Learning Commission indicating that it had approved the change. On October 2, 2008, we received a letter from the Department of Education approving the change in ownership and control and granting us provisional certification until September 30, 2010. A provisionally certified institution must apply for and receive Department of Education approval of substantial changes and must comply with any additional conditions included in its program participation agreement. If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified. The Department of Education may withdraw our certification if it determines that we are not fulfilling material requirements for continued participation in Title IV programs. If the Department of Education does not renew or withdraws our certification to participate in Title IV programs, our students would no longer be able to receive Title IV program funds, which would have a material adverse effect on our enrollments, revenues and results of operations. In addition, regulatory restraints related to the addition of new programs could impair our ability to attract and retain students and could negatively affect our financial results.

If regulators do not approve or delay their approval of transactions involving a change of control of our company, our ability to operate could be impaired.

If we or American Public University System experience a change of control under the standards of applicable state education agencies, the Department of Education, DETC, The Higher Learning Commission, or other regulators, we must notify or seek the approval of each relevant regulatory agency. A change of control occurred in August 2008 and we have completed the required notification and approval processes. As a result of its review and approval of the change, The Higher Learning Commission informed us that it plans to conduct a focused evaluation in Spring 2009 as its policies require it to do as a result of a change of the type we experienced in August 2008. Transactions or events that constitute a change of control include significant acquisitions or dispositions of an institution’s common stock and significant changes in the composition of an institution’s board of directors. Some of these transactions or events may be beyond our control. Our failure to obtain, or a delay in receiving, approval of any change of control from the West Virginia Higher Education Policy Commission, the State Council of Higher Education for Virginia, the Department of Education, DETC or The Higher Learning Commission could have a material adverse effect on our business and financial condition. Our failure to obtain, or a delay in receiving, approval of any change of control from other states in which we are currently licensed or authorized could require us to suspend our activities in that state or otherwise impair our operations. The potential adverse effects of a change of control could influence future decisions by us and our stockholders regarding the sale, purchase, transfer, issuance or redemption of our stock. In addition, the regulatory burdens and risks associated with a change of control also could have an adverse effect on the market price of your shares.

Government and regulatory agencies and third parties may conduct compliance reviews, bring claims or initiate litigation against us, any of which could disrupt our operations and adversely affect our performance.

Because we operate in a highly regulated industry, we are subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies and third parties, including claims brought by third parties on behalf of the federal government. For example, the Department of Education regularly conducts program reviews of educational institutions that are participating in Title IV programs and the Office of Inspector General of the Department of Education regularly conducts audits and investigations of such institutions. If the results of compliance reviews or other proceedings are unfavorable to us, or if we are unable to defend successfully against lawsuits or claims, we may be required to pay monetary damages or be subject to fines, limitations, loss of Title IV funding, injunctions or other penalties, including the requirement to make refunds. Even if we adequately address issues raised by an agency review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against us may damage our reputation, even if such claims and lawsuits are without merit.

Our regulatory environment and our reputation may be negatively influenced by the actions of other for-profit institutions.

We are one of a number of for-profit institutions serving the postsecondary education market. In recent years, regulatory investigations and civil litigation have been commenced against several companies that own for-profit educational institutions. These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with Department of Education regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against these specific companies, broader allegations against the overall for-profit school sector may negatively affect public perceptions of other for-profit educational institutions, including American Public University System. In addition, recent reports on student lending practices of various lending institutions and schools, including for-profit schools, and investigations by a number of state attorneys general, Congress and governmental agencies have led to adverse media coverage of postsecondary education. Adverse media coverage regarding other companies in the for-profit school sector or regarding us directly could damage our reputation, could result in lower enrollments, revenues and operating profit, and could have a negative impact on our stock price. Such allegations could also result in increased scrutiny and regulation by the Department of Education, Congress, accrediting bodies, state legislatures or other governmental authorities with respect to all for-profit institutions, including us.

Congress may change the law or reduce funding for Title IV programs, which could reduce our student population, revenues and profit margin.

The Higher Education Act comes up for reauthorization by Congress approximately every five to six years. When Congress does not act on complete reauthorization, there are typically amendments and extensions of authorization. On August 14, 2008, President Bush signed into law the Higher Education Opportunity Act, or HEOA, which reauthorizes the Higher Education Act. Additionally, Congress reviews and determines appropriations for Title IV programs on an annual basis through the budget and appropriations process. We cannot predict with certainty the effect HEOA will have on our business. Further, many of the provisions of HEOA are effective upon enactment, even though the Department of Education has not yet promulgated regulations related to such provisions. If our efforts to comply with the provisions of HEOA are inconsistent with how the Department of Education interprets those provisions in final regulations or otherwise, we may be found to be in noncompliance with such provisions and the Department of Education could impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds. In addition, there is no assurance that Congress will not in the future enact changes that decrease Title IV program funds available to students, including students who attend our institution. Any action by Congress that significantly reduces funding for Title IV programs or the ability of our school or students to participate in these programs, would require us to arrange for other sources of financial aid and would materially decrease our enrollment. Such a decrease in enrollment would have a material adverse effect on our revenues and results of operations. Congressional action, including HEOA, may also require us to modify our practices in ways that could result in increased administrative and regulatory costs and decreased profit margin. Further, since 2005, President Bush has signed three major laws that amend the Higher Education Act. Among other measures, those laws reauthorize the federal student loan programs, reduce interest rates on certain federal student loans, reduce government subsidies to lenders that participate in federal student loan programs, and seek to facilitate student loan availability in light of current market conditions. We are not in a position to predict with certainty whether any legislation will be passed by Congress or signed into law in the future. The reallocation of funding among Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different Title IV programs could reduce the ability of certain students to finance their education at our institution and adversely affect our revenues and results of operations.

Investigations by state attorneys general, Congress and governmental agencies regarding relationships between loan providers and educational institutions and their financial aid officers may result in increased regulatory burdens and costs.

In recent years, the student lending practices of postsecondary educational institutions, financial aid officers and student loan providers have been subjected to several investigations by state attorneys general, Congress and governmental agencies. These investigations concern, among other things, possible deceptive practices in the marketing of private student loans and loans provided by lenders pursuant to Title IV programs. HEOA contains new requirements pertinent to relationships between lenders and institutions. In particular, HEOA requires institutions to have a code of conduct, with certain specified provisions, pertinent to interactions with lenders of student loans, prohibits certain activities by lenders and guaranty agencies with respect to institutions, and establishes substantive and disclosure requirements for lists of recommended or suggested lenders of federal and private student loans. In addition, HEOA imposes substantive and disclosure obligations on institutions that make available a list of recommended lenders for potential borrowers. The Department of Education promulgated regulations, generally effective July 1, 2008, that in part address institutions’ student loan activity. In particular, the Department of Education’s regulations clarify and expand rules pertinent to relationships between institutions and lenders and establish new rules applicable to institutions that make available a list of recommended or suggested lenders for use by potential borrowers. State legislators have also passed or may be considering legislation related to relationships between lenders and institutions. Because of the evolving nature of these legislative efforts and various inquiries and developments, we can neither know nor predict with certainty their outcome or effects, or the potential remedial actions that might result from these or other potential inquiries. Governmental action may impose increased administrative and regulatory costs and decreased profit margins.

We are subject to sanctions that could be material to our results and damage our reputation if we fail to calculate correctly and return timely Title IV program funds for students who withdraw before completing their educational program.

A school participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days after the date the school determines that the student has withdrawn. Because we began to participate in Title IV programs in 2006, we have limited experience complying with these provisions. Under Department of Education regulations, late returns of Title IV program funds for 5% or more of students sampled in connection with the institution’s annual compliance audit constitutes material non-compliance. If unearned funds are not properly calculated and timely returned, we may have to repay Title IV funds, post a letter of credit in favor of the Department of Education or otherwise be sanctioned by the Department of Education, which could increase our cost of regulatory compliance and adversely affect our results of operations.

A failure to demonstrate “financial responsibility” may result in the loss of eligibility by American Public University System to participate in Title IV programs or require the posting of a letter of credit in order to maintain eligibility to participate in Title IV programs.

To participate in Title IV programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by the Department of Education, or post a letter of credit in favor of the Department of Education and possibly accept other conditions, such as provisional certification, additional reporting requirements or regulatory oversight, on its participation in Title IV programs. The Department of Education may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to post a letter of credit in favor of the Department of Education and possibly accept other conditions on its participation in Title IV programs. Any obligation to post a letter of credit could increase our costs of regulatory compliance. If we were unable to secure a letter of credit, we would lose our eligibility to participate in Title IV programs. In addition to the obligation to post a letter of credit under certain circumstances, an institution that is determined by the Department of Education not to be financially responsible may be transferred from the “advance” system of payment of Title IV funds, which allows the institution to obtain Title IV program funds from the Department of Education prior to making disbursements to students, to cash monitoring status or to the “reimbursement” system of payment, which requires the institution to make Title IV disbursements to students and seek reimbursement from the Department of Education. A change in our system of payment could increase our costs of regulatory compliance. If we fail to demonstrate financial responsibility and thus lose our eligibility to participate in Title IV programs, our students would lose access to Title IV program funds for use in our institution, which would limit our potential for growth outside the military community and adversely affect our enrollment, revenues and results of operations.

A failure to demonstrate “administrative capability” may result in the loss of American Public University System’s eligibility to participate in Title IV programs.

Department of Education regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs. See “Regulation of our Business” in this prospectus for more information on the Department of Education’s regulations on administrative capability.

If an institution fails to satisfy any of these criteria or comply with any other Department of Education regulations, the Department of Education may require the repayment of Title IV funds, transfer the institution from the “advance” system of payment of Title IV funds to cash monitoring status or to the “reimbursement” system of payment, place the institution on provisional certification status, or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs. If we are found not to have satisfied the Department of Education’s “administrative capability” requirements we could be limited in our access to, or lose, Title IV program funding, which would limit our potential for growth outside the military sector and adversely affect our enrollment, revenues and results of operations.

We rely on a third party to administer our participation in Title IV programs and its failure to comply with applicable regulations could cause us to lose our eligibility to participate in Title IV programs.

We only recently became eligible to participate in Title IV programs, and we have not developed the internal capacity to handle without third-party assistance the complex administration of participation in Title IV programs. Global Financial Aid Services, Inc. assists us with administration of our participation in Title IV programs, and if it does not comply with applicable regulations, we may be liable for its actions and we could lose our eligibility to participate in Title IV programs. In addition, if it is no longer able to provide the services to us, we may not be able to replace it in a timely or cost-efficient manner, or at all, and we could lose our ability to comply with the requirements of Title IV programs, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operation.

We are subject to sanctions if we pay impermissible commissions, bonuses or other incentive payments to individuals involved in recruiting, admissions or financial aid activities.

A school participating in Title IV programs may not provide any commission, bonus or other incentive payment based directly or indirectly on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. The law and regulations governing this requirement do not establish clear criteria for compliance in all circumstances. If we violate this law, we could be fined or otherwise sanctioned by the Department of Education, or we could face litigation brought under the whistleblower provisions of the Federal False Claims Act. Any such fines or sanctions could harm our reputation, impose significant costs on us, and have a material adverse effect on our results of operations.

We may lose eligibility to participate in Title IV programs if our student loan default rates are too high, and if we lose that eligibility our future growth could be impaired.

An educational institution may lose its eligibility to participate in some or all Title IV programs if, for three consecutive federal fiscal years, 25% or more of its students who were required to begin repaying their student loans in the relevant fiscal year default on their payment by the end of the next federal fiscal year. In addition, an institution may lose its eligibility to participate in some or all Title IV programs if its default rate exceeds 40% in the most recent federal fiscal year for which default rates have been calculated by the Department of Education. HEOA modifies the Higher Education Act’s default rate provisions. Beginning with default rate calculations for federal fiscal year 2009, the cohort default rate will be calculated by determining the rate at which borrowers who become subject to their repayment obligation in the relevant federal fiscal year default by the end of the second federal fiscal year. The current method of calculating rates will remain in effect and will be used to determine institutional eligibility until three consecutive years of cohort default rates calculated under the new formula are available. In addition, effective as of federal fiscal year 2012, the cohort default rate threshold of 25% will be increased to 30%. HEOA also requires certain default prevention action by an institution with a default rate of 30% or more. Because we have just begun to enroll students who are participating in the federal student loan programs, we have no historical cohort default rates. Relatively few students are expected to enter the repayment phase in the near term, which could result in defaults by a few students having a relatively large impact on our cohort default rate. If American Public University System loses its eligibility to participate in Title IV programs because of high student loan default rates, our students would no longer be eligible to use Title IV program funds in our institution, which would significantly reduce our enrollments and revenues and have a material adverse effect on our results of operations.

Risks Related to This Offering

A significant portion of our outstanding common stock is not subject to restrictions on resale and may be sold in the public market. Future sales of shares by existing stockholders could cause our stock price to decline.

If following this offering our existing stockholders, particularly our directors, funds affiliated with ABS Capital Partners and funds affiliated with Camden Partners and our executive officers, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell, the trading price of our common stock could decline significantly. As of October 31, 2008, we had 18,022,402 shares of common stock outstanding, including 70,563 shares of restricted stock that were subject to forfeiture as of that date and not including the 15,000 shares of common stock that we are offering in this offering. These shares are freely tradable in the public market, except for shares of common stock held by directors, executive officers and our other affiliates that will be subject to volume limitations under Rule 144 of the Securities Act and, in certain cases, various vesting arrangements.

As of October 31, 2008, funds affiliated with Camden Partners have contractual demand or piggyback rights to require us to register with the SEC up to 311,706 shares assuming the sale of all of the shares being offered in this offering. If we register these shares of common stock, the stockholders would be able to sell those shares freely in the public market, which sales could cause the trading price of our common stock to decline.

The price of our common stock may be volatile, and as a result returns on an investment in our common stock may be volatile.

We completed our initial public offering in November 2007. Trading in our common stock since that time has also been limited and, at times, volatile. An active trading market for our common stock may not be sustained, and the trading price of our common stock may fluctuate substantially.

The price of the common stock may fluctuate as a result of:

•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of comparable companies;

•	actual or anticipated changes in our earnings, enrollments or net course registrations, or fluctuations in our operating results or in the expectations of securities analysts;

•	the depth and liquidity of the market for our common stock;

•	general economic conditions and trends;

•	catastrophic events;

•	sales of large blocks of our stock; or

•	recruitment or departure of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of our stock price, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

We are incurring significant costs as a result of operating as a public company that we have not previously incurred, and our management and key employees are, and will continue to be, required to devote substantial time to compliance initiatives.

We have operated as a public company only since November 8, 2007. As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and The NASDAQ Stock Market have imposed various new requirements on public companies, including with respect to public disclosure, internal control, corporate governance practices and other matters. Our management and other personnel are devoting substantial amounts of time to these new compliance initiatives. Moreover, these rules and regulations have significantly increased our legal and financial compliance costs and have made some activities more time-consuming and costly. In addition, we have and will continue to incur additional costs associated with our public company reporting requirements. We will incur significant costs to remediate any material weaknesses we identify through these efforts. These rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance. We currently are evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. If our profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of our common stock.

Seasonal and other fluctuations in our results of operations could adversely affect the trading price of our common stock.

Our results in any quarter may not indicate the results we may achieve in any subsequent quarter or for the full year. Our revenues and operating results normally fluctuate as a result of seasonal variations in our business, principally due to changes in enrollment. Student population varies as a result of new enrollments, graduations and student attrition. While our number of enrolled students has grown in each sequential quarter over the past three years, the number of enrolled students has been proportionally greatest in the fourth quarter of each respective year. A significant portion of our general and administrative expenses do not vary proportionately with fluctuations in revenues. We expect quarterly fluctuations in operating results to continue as a result of seasonal enrollment patterns. Such patterns may change, however, as a result of new program introductions and increased enrollments of students. These fluctuations may result in volatility in our results of operations and/or have an adverse effect on the market price of our common stock.

If we fail to maintain proper and effective disclosure controls and procedures and internal controls over financial reporting, our ability to produce accurate financial statements could be impaired, which could adversely affect our stock price, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate disclosure controls and procedures, including internal controls over financial reporting, in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We are continuing the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures following our becoming a public company and eventually being subject to the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. We will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act by no later than the end of our 2008 fiscal year.

If securities analysts do not publish research or reports about our business or if they downgrade their evaluations of our stock, the price of our stock could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

Provisions in our organizational documents and in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.

Provisions in our charter and bylaws and in the Delaware General Corporation Law may make it difficult and expensive for a third party to pursue a takeover attempt we oppose even if a change in control of our company would be beneficial to the interests of our stockholders. These provisions include:

•	the ability of our board of directors to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the powers, preferences and rights of each series without stockholder approval, which may discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our company;

•	a requirement that stockholders provide advance notice of their intention to nominate a director or to propose any other business at an annual meeting of stockholders;

•	a prohibition against stockholder action by means of written consent unless otherwise approved by our board of directors in advance; and

•	the application of Section 203 of the Delaware General Corporation Law, which generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. However, because funds affiliated with ABS Capital Partners acquired their shares prior to our initial public offering, Section 203 is currently inapplicable to any business combination or transaction with it or its affiliates.

An individual has made claims that he is entitled to shares that we do not treat as being outstanding, and this could result in our outstanding shares being understated and subject us to claims for damages.

In November 2007, an individual presented a stock certificate of our predecessor company that he asserts represents his ownership of 57,965 outstanding shares of our common stock. Our records and other evidence available to us indicate that these shares were repurchased from him before 2003, notwithstanding the fact that the stock certificate he has presented was not marked canceled. If he is successful in asserting that these shares are in fact outstanding, then our outstanding capital stock as presented in this prospectus is understated by 57,965 shares of common stock, which represents less than half of one percent of our outstanding common stock and for which the amount of the special distribution made in connection with our initial public offering would have been $442,273. In addition, if he successfully asserts ownership to these shares, we may be subject to claims from stockholders who have purchased stock from us prior to our initial public offering in respect of the representations and warranties related to our outstanding capitalization that were made at the time those stockholders invested in our company. We are not able to predict with certainty the amount of any liability we may ultimately have with respect to this matter.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any supplement to this prospectus, including information incorporated by reference in this prospectus or any supplement to this prospectus, contain forward-looking statements. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “will,” or “may,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this prospectus, and any supplement to this prospectus, including the forward-looking statements that are incorporated by reference, include statements about:

•	our ability to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting agency requirements;

•	our expectations regarding provisional certification;

•	the pace of growth of our enrollment;

•	our conversion of prospective students to enrolled students and our retention of active students;

•	our ability to update and expand the content of existing programs and the development of new programs in a cost-effective manner or on a timely basis;

•	our maintenance and expansion of our relationships with the United States Armed Forces and various organizations and the development of new relationships;

•	the competitive environment in which we operate;

•	our cash needs and expectations regarding cash flow from operations;

•	our ability to manage and grow our business and execution of our business and growth strategies; and

•	our financial performance generally.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements, which apply only as of the date of this prospectus. These important factors include those that we discuss in this prospectus under the caption “Risk Factors” and elsewhere. You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will use the proceeds primarily to pay offering expenses payable by us. Any remaining proceeds will be used for working capital and other general corporate purposes. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders intend to sell, transfer or otherwise dispose of up to all of the shares of common stock being offered by them in this offering in either a single transaction or a set of simultaneous transactions at a time to be determined based on their assessment of market conditions. These dispositions may be at a fixed price, at a prevailing market price at the time of sale, at a price related to the prevailing market price, or at a negotiated price. Any sales of shares of common stock by us would only be done at the same time as sales by the selling stockholders.

We and the selling stockholders may use any one or more of the following methods when selling the shares:

•	an underwritten offering on a firm commitment or best efforts basis;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other manner permitted pursuant to applicable law.

The aggregate proceeds to us and the selling stockholders, as applicable, from the sale of the common stock offered by us and them will be the purchase price of the common stock less discounts or commissions, if any. We and each of the selling stockholders reserve the right to accept and, together with our and their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the shares sold by the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Members of the Financial Industry Regulatory Authority, Inc., or FINRA, may participate in distributions of the offered securities. In compliance with the guidelines of FINRA, as of the date of this prospectus, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8.0% of the offering proceeds.

Subject to any agreements that we reach in connection with any disposition, we will bear all expenses of the offering of common stock. We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933.

REGULATION OF OUR BUSINESS

The following discussion of the regulation of our business reflects updates to and supercedes the discussion under the heading “Regulation of Our Business” contained in Item 1 of Part I of our Annual Report on Form 10-K resulting from, among other things, recent changes to our certification status under Title IV programs and recent changes under applicable federal law.

We are subject to extensive regulation by (1) state regulatory bodies, (2) accrediting agencies recognized by the U.S. Secretary of Education and (3) the federal government through the U.S. Department of Education and under the Higher Education Act of 1965, as amended, or the Higher Education Act. The regulations, standards and policies of these agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition.

As an institution of higher education that grants degrees, diplomas and certificates, we are required to be authorized by appropriate state education authorities. In addition, in certain states as a condition of continued authorization to grant degrees and in order to participate in various federal programs, including tuition assistance programs of the United States Armed Forces, a school must be accredited by an accrediting agency recognized by the Secretary of Education. Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution. The Higher Education Act requires accrediting agencies recognized by the Secretary of Education to review and monitor many aspects of an institution’s operations and to take appropriate action when the institution fails to comply with the accrediting agency’s standards.

Our operations are also subject to regulation due to our participation in federal student financial aid programs under Title IV of the Higher Education Act, which we refer to in this prospectus as Title IV programs. Title IV programs, which are administered by the Department of Education, include educational loans with below-market interest rates that are guaranteed by the federal government in the event of default. Title IV programs also include several grant programs for students with the greatest economic need as determined in accordance with the Higher Education Act and Department of Education regulations. To participate in Title IV programs, a school must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting agency recognized by the Secretary of Education, and be certified as an eligible institution by the Department of Education.

State Education Licensure

We are authorized to offer our programs by the West Virginia Higher Education Policy Commission, the regulatory agency governing postsecondary education in the State of West Virginia, where we are headquartered.

We are also authorized to operate as an out-of-state institution by the State Council of Higher Education for Virginia. We are authorized in Virginia because we have administrative offices there, which requires state authorization under Virginia laws. We are currently reviewing the licensure requirements of other states to determine whether our activities in these states constitute a presence or otherwise require licensure or authorization by the respective state educational agencies, and we have received, and are in the process of seeking, licensure or authorization in additional states. Because we enroll students from each of the 50 states, as well as the District of Columbia, and because we may undertake activities in other states that constitute a presence or otherwise subject us to the jurisdiction of the respective state educational agency, from time to time we will need to seek licensure or authorization in additional states.

The increasing popularity and use of the Internet and other online services for the delivery of education has led and may lead to the adoption of new laws and regulatory practices in the United States or foreign countries and to new interpretations of existing laws and regulations. These new laws, regulations and interpretations may relate to issues such as the requirement that online education institutions be licensed in one or more jurisdictions where they have no physical location or other presence. For instance, in some states we are or may be required to seek licensure or authorization because our recruiters meet with prospective students in the state. In other states, the state educational agency requires, or may require, licensure or authorization because, for example, we enroll students or employ faculty who reside in the state. New laws, regulations or interpretations related to doing business over the Internet could increase our cost of doing business and affect our ability to recruit students in particular states, which could, in turn, negatively affect enrollments and revenues and have a material adverse effect on our business.

We are subject to extensive regulations by the states in which we are authorized or licensed to operate. State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations and other operational matters. State laws and regulations may limit our ability to offer educational programs and to award degrees. Some states may also prescribe financial regulations that are different from those of the Department of Education, and may require the posting of surety bonds. If we fail to comply with state licensing requirements, we may lose our state licensure or authorizations. Although we believe that the only state authorization or licensure necessary for us to participate in the tuition assistance programs for the United States Armed Forces and in Title IV programs is our authorization from the West Virginia Higher Education Policy Commission, failure to comply with authorization or licensure requirements in other states could restrict our ability to recruit or enroll students in those states. Failure to comply with the requirements of the West Virginia Higher Education Policy Commission could result in our losing authorization from the West Virginia Higher Education Policy Commission, eligibility to participate in Title IV programs, or ability to offer certain programs, any of which may force us to cease operations.

Accreditation

We received institutional accreditation in 2006 from The Higher Learning Commission of the North Central Association of Colleges and Schools, a regional accrediting agency recognized by the Secretary of Education. Our next comprehensive evaluation will be in 2010 — 2011, as part of a regularly scheduled evaluation process. The Higher Learning Commission plans to conduct a focused evaluation in Spring 2009 due to the August 2008 change in ownership under The Higher Learning Commission’s standards. Accreditation is a non-governmental system for recognizing educational institutions and their programs for student performance, governance, integrity, educational quality, faculty, physical resources, administrative capability and resources, and financial stability. In the United States, this recognition comes primarily through private voluntary associations that accredit institutions or programs of higher education. To be recognized by the Secretary of Education, accrediting agencies must adopt specific standards and procedures for their review of educational institutions or programs. Accrediting agencies establish criteria for accreditation, conduct peer-review evaluations of institutions and programs, and publicly designate those institutions that meet their criteria. Accredited schools are subject to periodic review by accrediting agencies to determine whether such schools maintain the performance, integrity, and quality required for accreditation.

The Higher Learning Commission is the same accrediting agency that accredits such universities as The University of Chicago, Northwestern University, West Virginia University, and other degree-granting public and private colleges and universities in its region (including Arkansas, Arizona, Colorado, Iowa, Illinois, Indiana, Kansas, Michigan, Minnesota, Missouri, North Dakota, Nebraska, Ohio, Oklahoma, New Mexico, South Dakota, West Virginia, Wisconsin and Wyoming).

Accreditation by The Higher Learning Commission is an important attribute of ours. Colleges and universities depend, in part, on accreditation in evaluating transfers of credit and applications to graduate schools. Employers rely on the accredited status of institutions when evaluating a candidate’s credentials, and students and corporate and government sponsors under tuition reimbursement programs look to accreditation for assurance that an institution maintains quality educational standards. Moreover, institutional accreditation by an accrediting agency recognized by the Secretary of Education is necessary for eligibility to participate in tuition assistance programs of the United States Armed Forces and Title IV programs.

In addition to regional accreditation, we have been accredited by the Accrediting Commission of the Distance Education and Training Council, or DETC, since 1995. DETC is a national accrediting agency that is recognized by the Secretary of Education. The Higher Learning Commission, and not DETC, is our designated primary accreditor for Title IV program purposes.

We believe many prospective students, employers, state licensing authorities and higher education organizations may view accreditation by a regional accrediting agency to be more prestigious than accreditation by a national accrediting agency, and loss of our regional accreditation would reduce the marketability of American Public University System even if we were to maintain our national accreditation.

We also believe that military personnel are counseled that regional accreditation is an important consideration when selecting a postsecondary institution and that there are further opportunities to leverage regional accreditation to service members, such as joining degree networks previously closed to us like the Servicemember Opportunity Colleges Degree Network System, a DoD program that promotes its member institutions to military professionals.

Nature of Federal, State and Private Financial Support for Postsecondary Education

Our students finance their education through a combination of individual resources, tuition assistance programs of the United States Armed Forces, private loans, corporate reimbursement programs, and Title IV programs. Participation in these programs adds to the regulation of our operations.

Service members of the United States Armed Forces are eligible to receive tuition assistance from their branch of service through the Uniform Tuition Assistance Program of the Department of Defense, or DoD. Service members may use this tuition assistance to pursue postsecondary degrees at postsecondary schools that are accredited by accrediting agencies that are recognized by the Secretary of Education. For our undergraduate programs we have established tuition per course that can be 100% covered by DoD tuition assistance funds, resulting in no out-of-pocket costs to undergraduate military students to attend our institution. Each branch of the armed forces has established its own rules for the tuition assistance programs of DoD. Pursuant to these rules, in order for service members to use their tuition assistance funds at American Public University System, we need to maintain our state licensure and either our regional or national accreditation and the service member must maintain satisfactory academic progress and must also progress in a timely manner toward completion of their degree.

To the extent that tuition assistance programs do not cover the full cost of tuition for service members, service members may also use their benefits under the Montgomery GI Bill administered by the U.S. Department of Veterans Affairs, or VA, through the GI Bill’s Top-Up feature. If we lost our eligibility to receive tuition assistance from the United States Armed Forces, or if the amount of tuition assistance per service member is reduced, military service members would need to seek alternative funds. While they may be able to use their education benefits under the Montgomery GI Bill in lieu of DoD tuition assistance funds, we do not know if that option would be as attractive to these students. As a result, the inability to participate in DoD tuition assistance programs, and any reduction in the funding for DoD tuition assistance programs, could have a material adverse effect on our operations.

The federal government provides a substantial part of its support for postsecondary education through Title IV programs, in the form of grants and loans to students who can use those funds at any institution that has been certified by the Department of Education to participate in Title IV programs. Aid under Title IV programs is primarily awarded on the basis of financial need, generally defined as the difference between the cost of attending the institution and the amount a student can reasonably contribute to that cost. All recipients of Title IV program funds must maintain satisfactory academic progress and must also progress in a timely manner toward completion of their program of study. In addition, each school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students.

We were first certified to participate in Title IV programs in September 2006. The Department of Education has approved us to participate in the following Title IV programs (described below): (1) the Federal Family Education Loan Program (the “FFEL” program), (2) William D. Ford Federal Direct Loan Program (the “Direct Loan Program”), (3) the Federal Pell Grant program (the “Pell” program) and (4) campus-based programs.

(1)	FFEL Program. Under the FFEL program, banks and other lending institutions make loans to students and parents of dependent students. The FFEL program includes the Federal Stafford Loan Program, the Federal PLUS Program (which beginning on July 1, 2006 provides for making loans to graduate and professional students as well as to parents of dependent undergraduate students), and the Federal Consolidation Loan Program. If a student defaults on a loan, payment is guaranteed by a federally recognized guaranty agency, which is then reimbursed by the Department of Education. Students who demonstrate financial need may qualify for a subsidized Stafford loan. With a subsidized Stafford loan, the federal government will pay the interest on the loan while the student is in school and during any approved periods of deferment, until the student’s obligation to repay the loan begins. Unsubsidized Stafford loans are available to students who do not qualify for a subsidized Stafford loan or, in some cases, in addition to a subsidized Stafford loan.

(2)	Direct Loan Program. Under the Direct Loan Program, the Department of Education makes loans directly to students rather than guaranteeing loans made by lending institutions. To date, we have not originated any loans under this program but are taking steps to enable us to do so if we decide to participate actively in the program.

(3)	Federal Pell Grants. Grants under the Federal Pell Grant program are available to eligible students based on financial need and other factors.

(4)	Campus-Based Programs. The “campus-based” Title IV programs include the Federal Supplemental Education Opportunity Grant program, the Federal Work-Study program and the Federal Perkins Loan program.

In addition to the programs stated above, eligible students may participate in several other financial aid programs or receive support from other governmental and private sources. For example, some of our students who are veterans use their benefits under the GI Bill to cover their tuition. Certain of our students are also eligible to receive funds from other educational assistance programs administered by the VA. Pursuant to federal law providing benefits for veterans and reservists, we are approved for education of veterans and members of the selective reserve and their dependents by the state approving agencies in Virginia and West Virginia. We offer institutional financial aid to eligible students, such as members of the National Sheriffs’ Association. In certain circumstances, our students may access alternative loan programs. Alternative loans are intended to cover the difference between what the student receives from all financial aid sources and the full cost of the student’s education. Students can apply to a number of different lenders for this funding at current market interest rates. Finally, some of our students finance their own education or receive full or partial tuition reimbursement from their employers.

On June 30, 2008, President Bush signed the Post-9/11 Veterans Educational Assistance Act of 2008. The legislation, sometimes referred to as the “New GI Bill”, expands educational benefits for veterans who have served on active duty since September 11, 2001, including reservists and members of the National Guard. Under the New GI Bill, eligible veterans may receive benefits for tuition purposes up to the cost of in-state tuition at the most expensive public institution of higher education in the state where the veteran is enrolled. In addition, veterans who are not enrolled in distance education programs may receive monthly housing stipends. Veterans may also receive up to $1,000 per academic year for books and other educational costs. The provisions regarding benefits for post-9/11 veterans are effective August 1, 2009. The legislation also increases the amount of educational benefits available to eligible veterans under pre-existing law, namely the Montgomery GI Bill, effective August 1, 2008. The legislation also authorizes expansion of servicemembers’ ability to transfer veterans education benefits to family members. We cannot predict with certainty whether and how the New GI Bill, including the tuition benefit formula and the housing stipend provision’s distance education exclusion, might affect our operations.

Regulation of Title IV Financial Aid Programs

To be eligible to participate in Title IV programs, an institution must comply with specific standards and procedures set forth in the Higher Education Act and the regulations issued thereunder by the Department of Education. An institution must, among other things, be licensed or authorized to offer its educational programs by the state within which it is physically located (in our case, West Virginia) and maintain institutional accreditation by a recognized accrediting agency. In May 2008, we were fully recertified to participate in Title IV programs after having completed an initial period of participation during which we were provisionally certified. In August 2008, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. In connection with this review, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from The Higher Learning Commission indicating that it had approved the change. On October 2, 2008, we received a letter from the Department of Education approving the change in ownership and control and granting us provisional certification until September 30, 2010. See “— Regulatory Actions and Restrictions on Operations” below for more information.

The substantial amount of federal funds disbursed through Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit institutions have caused Congress to require the Department of Education to exercise considerable regulatory oversight over for-profit institutions of higher learning. Accrediting agencies and state education agencies also have responsibilities for overseeing compliance of institutions with Title IV program requirements. As a result, our institution is subject to extensive oversight and review. Because the Department of Education periodically revises its regulations and changes its interpretations of existing laws and regulations, and because Congress recently enacted legislation that imposes new obligations on institutions, we cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.

Significant factors relating to Title IV programs that could adversely affect us include the following:

Congressional Action.  Congress reauthorizes the Higher Education Act approximately every five to six years. On July 31, 2008, Congress completed the reauthorization process by passing the Higher Education Opportunity Act or HEOA. President Bush signed the bill into law on August 14, 2008. HEOA provisions are effective upon enactment, unless otherwise specified in the law. Selected HEOA provisions are described in relevant parts of this prospectus. Although Congress took many years to complete reauthorization, three laws to amend and reauthorize aspects of the Higher Education Act have been enacted in the meantime. In February 2006, President Bush signed the Deficit Reduction Act of 2005, which includes the Higher Education Reconciliation Act of 2005 or HERA. Among other measures, HERA reauthorized the Higher Education Act with respect to the federal guaranteed student loan programs. In September 2007, President Bush signed the College Cost Reduction and Access Act, which increased benefits to students under the Title IV programs and reduced payments to and raised costs for lenders that participate in the federal student loan programs. In May 2008, President Bush signed the Ensuring Continued Access to Student Loans Act of 2008, which was designed to facilitate student loan availability and to increase student access to federal financial aid in light of current market conditions. HEOA includes numerous new and revised requirements for higher education institutions and thus increases substantially regulatory burdens imposed on such institutions under the Higher Education Act. We cannot predict with certainty the effect HEOA’s provisions will have on our business. In addition, we cannot predict with certainty whether or when Congress might act to amend further the Higher Education Act. The elimination of certain Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different programs could increase our costs of compliance and could reduce the ability of certain students to finance their education at our institution.

The Department of Education has stated that affected parties are responsible for taking steps to comply by the effective dates established in HEOA, even though the Department of Education has yet to issue regulations to implement HEOA’s provisions. The Department of Education started the negotiated rulemaking process for certain parts of HEOA by holding a series of public meetings. The Higher Education Act requires negotiated rulemaking for the development of all regulations implementing statutory changes to Title IV of the Higher Education Act, which contains the federal student financial assistance programs. The Department of Education anticipates that it will establish negotiated rulemaking committees and begin negotiations by February 2009. The Department of Education has also explained that where negotiated rulemaking is not required, HEOA’s provisions will be implemented either through the usual notice and comment process or, where regulations will merely reflect the changes to the Higher Education Act and not expand upon those changes, as technical changes. We cannot predict how the Department of Education will interpret HEOA’s provisions through rulemaking or otherwise. If our efforts to comply with HEOA’s provisions are inconsistent with how the Department of Education interprets those provisions in final regulations or otherwise, we may be found to be in noncompliance with such provisions and the Department of Education could impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds.

In addition, Congress reviews and determines appropriations for Title IV programs on an annual basis through the budget and appropriations process. A reduction in federal funding levels of such programs could reduce the ability of certain students to finance their education. These changes, in turn, could lead to lower enrollments, require us to increase our reliance upon alternative sources of student financial aid and impact our growth plans. The loss of or a significant reduction in Title IV program funds available to our students could reduce our enrollment and revenue and possibly have a material adverse effect on our business and plans for growth. In addition, the legislation and implementing regulations applicable to our operations have been subject to frequent revisions, many of which have increased the level of scrutiny to which for-profit postsecondary educational institutions are subjected and have raised applicable standards. If we were not to continue to comply with legislation and implementing regulations applicable to our operations, such non-compliance might impair our ability to participate in Title IV programs, offer educational programs or continue to operate. Certain of the statutory and regulatory requirements applicable to us are described below.

Eligibility and Certification Procedures.  Each institution must apply periodically to the Department of Education for continued certification to participate in Title IV programs. Such recertification generally is required every six years, but may be required earlier, including when an institution undergoes a change of control. An institution may come under the Department of Education’s review when it expands its activities in certain ways, such as opening an additional location or, in certain cases, when it modifies academic credentials that it offers. The Department of Education may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards and in certain other circumstances, such as when an institution is certified for the first time or undergoes a change in ownership resulting in a change in control. During the period of provisional certification, the institution must comply with any additional conditions included in its program participation agreement. In addition, the Department of Education may more closely review an institution that is provisionally certified if it applies for approval to open a new location, add an educational program, acquire another school or make any other significant change. If the Department of Education determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified. Students attending provisionally certified institutions remain eligible to receive Title IV program funds. We are currently provisionally certified because we have recently undergone a change in ownership and control.

In August 2008, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. In connection with this review, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from The Higher Learning Commission indicating that it had approved the change. On October 2, 2008, we received a letter from the Department of Education approving the change in ownership and control and granting us provisional certification until September 30, 2010. See “— Regulatory Actions and Restrictions on Operations” for more information.

Distance Learning and Repeal of the “50% Rules.”  We offer all of our existing degree, diploma and certificate programs via Internet-based telecommunications from our headquarters in Charles Town, West Virginia.

Prior to passage of HERA as part of the Deficit Reduction Act of 2005, the Higher Education Act generally excluded from Title IV programs institutions at which (1) more than 50% of the institution’s courses were offered via correspondence methods, which included online courses under certain circumstances, or (2) 50% or more of the institution’s students were enrolled in courses delivered via correspondence methods, which included online courses under certain circumstances (i.e., the “50% Rules”).

Because 100% of our courses are online courses, the 50% Rule regarding online courses previously disqualified us from participation in Title IV programs.

As part of the 1998 amendments to the Higher Education Act, the Department of Education was authorized to waive specific statutory and regulatory requirements in order to assess the viability of online educational offerings. Under the Distance Education Demonstration Program, or Demonstration Program, institutions were allowed to seek waivers of certain regulatory provisions that inhibited the offering of distance education programs, including the 50% Rules. Participation in the Demonstration Program included regular submissions of data to the Department of Education. Only institutions that were accredited by accrediting agencies recognized by the Secretary of Education for purposes of participation in Title IV programs were allowed to participate in the Demonstration Program. We were not eligible to participate in the Demonstration Program, because at the time the Department of Education was accepting applicants we were accredited exclusively by the Distance Education and Training Council, whose accrediting authority at that time did not extend to Title IV programs.

Effective July 1, 2006, the 50% Rules were repealed for telecommunications courses (which include online courses) as part of HERA, but remain in place for traditional correspondence courses. Accordingly, online institutions such as us, which offer their courses exclusively through telecommunications, are no longer subject to the 50% Rules. Following passage of HERA, the Department of Education also terminated the Demonstration Program effective as of June 30, 2006.

Under HEOA, an accreditor that evaluates institutions offering distance education must require such institutions to have processes through which the institution establishes that a student who registers for a distance education program is the same student who participates in and receives credit for the program. At this time we cannot predict with certainty how our accreditors will interpret this provision for purposes of their own requirements and whether such interpretation will impact our operations.

Administrative Capability.  Department of Education regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in Title IV programs. Failure to satisfy any of the standards may lead the Department of Education to find the institution ineligible to participate in Title IV programs or to place the institution on provisional certification as a condition of its participation. To meet the administrative capability standards, an institution must, among other things:

•	comply with all applicable Title IV program regulations;

•	have capable and sufficient personnel to administer Title IV programs;

•	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

•	not have cohort default rates above specified levels;

•	have various procedures in place for safeguarding federal funds;

•	not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

•	provide financial aid counseling to its students;

•	refer to the Department of Education’s Office of Inspector General any credible information indicating that any applicant, student, employee or agent of the institution has been engaged in any fraud or other illegal conduct involving Title IV programs;

•	submit in a timely manner all reports and financial statements required by the regulations; and

•	not otherwise appear to lack administrative capability.

If an institution fails to satisfy any of these criteria or any other Department of Education regulation, the Department of Education may:

•	require the repayment of Title IV funds;

•	transfer the institution from the “advance” system of payment of Title IV funds to cash monitoring status or to the “reimbursement” system of payment;

•	place the institution on provisional certification status; or

•	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

If we are found not to have satisfied the Department of Education’s “administrative capability” requirements, we could lose, or be limited in our access to, Title IV program funding.

Third Party Servicers.  Department of Education regulations permit an institution to enter into a written contract with a third-party servicer for the administration of any aspect of the institution’s participation in Title IV programs. The third-party servicer must, among other obligations, comply with Title IV requirements and be jointly and severally liable with the institution to the Secretary of Education for any violation by the servicer of any Title IV provision. An institution must report to the Department of Education new contracts with or any significant modifications to contracts with third-party servicers as well as other matters related to third-party servicers. We contract with the third-party servicer Global Financial Aid Services, Inc., which performs activities related to our participation in Title IV programs. If Global Financial Aid Services, Inc.

does not comply with applicable statute and regulations including the Higher Education Act, we may be liable for their actions and we could lose our eligibility to participate in Title IV programs.

Financial Responsibility.  The Higher Education Act and Department of Education regulations establish extensive standards of financial responsibility that institutions such as us must satisfy in order to participate in Title IV programs. These standards generally require that an institution provide the resources necessary to comply with Title IV program requirements and meet all of its financial obligations, including required refunds and any repayments to the Department of Education for liabilities incurred in programs administered by the Department of Education.

The Department of Education evaluates institutions on an annual basis for compliance with specified financial responsibility standards. Generally, the standards require an institution to receive an unqualified opinion from its accountants on its audited financial statements, maintain sufficient cash reserves to satisfy refund requirements, meet all of its financial obligations and remain current on its debt payments. The financial responsibility standards include a complex formula that uses line items from the institution’s audited financial statements. The formula focuses on three financial ratios: (1) equity ratio (which measures the institution’s capital resources, financial viability and ability to borrow); (2) primary reserve ratio (which measures the institution’s viability and liquidity); and (3) net income ratio (which measures the institution’s profitability or ability to operate within its means). An institution’s financial ratios must yield a composite score of at least 1.5 for the institution to be deemed financially responsible without the need for further federal oversight. The Department of Education may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution. At the request of the Department of Education, we supply our consolidated financial statements to the Department of Education for purposes of calculating the composite score. We have applied the financial responsibility standards to our consolidated financial statements as of and for the year ended December 31, 2007, and calculated a composite score of 3.0 out of a maximum score of 3.0. We therefore believe that we meet the Department of Education’s composite score standards. If the Department of Education were to determine that we did not meet the financial responsibility standards due to a failure to meet the composite score or other factors, we may be able to establish financial responsibility on an alternative basis by, among other things:

•	posting a letter of credit in an amount equal to at least 50% of the total Title IV program funds received by us during our most recently completed fiscal year;

•	posting a letter of credit in an amount equal to at least 10% of such prior year’s Title IV program funds received by us, accepting provisional certification, complying with additional Department of Education monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the Department of Education’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring; or

•	complying with additional Department of Education monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the Department of Education’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring.

Failure to meet the Department of Education’s “financial responsibility” requirements, because we do not meet the Department of Education’s minimum composite score to establish financial responsibility or are unable to establish financial responsibility on an alternative basis or fail to meet other financial responsibility requirements, would cause us to lose access to Title IV program funding.

Title IV Return of Funds.  Under the Department of Education’s return of funds regulations, an institution must return unearned funds to the Department of Education in a timely manner. An institution must first determine the amount of Title IV program funds that a student “earned.” If the student withdraws during the first 60% of any period of enrollment or payment period, the amount of Title IV program funds that the student earned is equal to a pro rata portion of the funds for which the student would otherwise be eligible. If the student withdraws after the 60% threshold, then the student has earned 100% of the Title IV program funds. The institution must return to the appropriate Title IV programs, in a specified order, the lesser of (i) the unearned Title IV program funds or (ii) the institutional charges incurred by the student for the period multiplied by the percentage of unearned Title IV program funds. An institution must return the funds no later than 45 days after the date of the institution’s determination that a student withdrew. If such payments are not timely made, an institution may be subject to adverse action, including being required to submit a letter of credit equal to 25% of the refunds the institution should have made in its most recently completed fiscal year. Under Department of Education regulations, late returns of Title IV program funds for 5% or more of students sampled in the institution’s annual compliance audit constitutes material non-compliance.

The “90/10 Rule.” A requirement of the Higher Education Act, commonly referred to as the “90/10 Rule,” applies only to “proprietary institutions of higher education,” which includes us. Under the Higher Education Act, a proprietary institution is prohibited from deriving, on a cash accounting basis, more than 90% of its revenues for any fiscal year from Title IV funds. Prior to the adoption of HEOA, an institution that violated the rule became ineligible to participate in Title IV programs as of the first day of the fiscal year following the fiscal year in which it exceeded 90%, and it was unable to apply to regain its eligibility until the next fiscal year.

HEOA changed the 90/10 Rule from an eligibility requirement to a compliance obligation that is part of an institution’s program participation agreement with the Department of Education. Accordingly, HEOA generally lessens the severity of noncompliance with the 90/10 Rule, although repeated noncompliance will result in loss of eligibility to participate in Title IV programs. Under the terms of HEOA, a proprietary institution of higher education that violates the 90/10 Rule for any fiscal year will be placed on provisional status for two fiscal years. Proprietary institutions of higher education that violate the 90/10 Rule for two consecutive fiscal years will become ineligible to participate in Title IV programs for at least two fiscal years and will be required to demonstrate compliance with Title IV eligibility and certification requirements for at least two fiscal years prior to resuming Title IV program participation. HEOA generally codifies the formula for 90/10 Rule calculations as set forth in current Department of Education regulations, but also expands on the Department of Education’s formula in certain respects, including by broadening the categories of funds that may be counted as revenue for 90/10 Rule purposes. HEOA’s changes to the 90/10 Rule are effective upon enactment, which occurred on August 14, 2008.

Student Loan Defaults.  Under the Higher Education Act, an educational institution may lose its eligibility to participate in some or all of the Title IV programs if defaults on the repayment of FFEL program or Direct Loan Program loans by its students exceed certain levels. For each federal fiscal year, a rate of student defaults (known as a “cohort default rate”) is calculated for each institution with 30 or more borrowers entering repayment in a given federal fiscal year by determining the rate at which borrowers who become subject to their repayment obligation in that federal fiscal year default by the end of the next federal fiscal year. For such institutions, the Department of Education calculates a single cohort default rate for each federal fiscal year that includes in the cohort all current or former student borrowers at the institution who entered repayment on any FFEL program or Direct Loan Program loan during that year.

If the Department of Education notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution’s participation in the FFEL program, Direct Loan Program and Pell program ends 30 days after the notification, unless the institution appeals in a timely manner that determination on specified grounds and according to specified procedures. In addition, an institution’s participation in the FFEL program and Direct Loan Program ends 30 days after notification that its most recent cohort default rate is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures. An institution whose participation ends under these provisions may not participate in the relevant programs for the remainder of the fiscal year in which the institution receives the notification, as well as for the next two fiscal years.

If an institution’s cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status. Provisional certification does not limit an institution’s access to Title IV program funds; however, an institution with provisional status is subject to closer review by the Department of Education and may be subject to summary adverse action if it violates Title IV program requirements. Because we have just begun to enroll students who are participating in the federal student loan programs, we have no historical cohort default rate. Relatively few students are expected to enter the repayment phase in the near term, which could result in defaults by a few students having a relatively large impact on our cohort default rate.

HEOA modified the Higher Education Act’s cohort default rate provisions related to FFEL program and Direct Loan Program loans. Beginning with cohort default rate calculations for federal fiscal year 2009, the cohort default rate will be calculated by determining the rate at which borrowers who become subject to their repayment obligation in the relevant federal fiscal year default by the end of the second federal fiscal year.

The current method of calculating rates will remain in effect and will be used to determine institutional eligibility until three consecutive years of cohort default rates calculated under the new formula are available. In addition, effective as of federal fiscal year 2012, the cohort default rate threshold of 25% will be increased to 30%. An institution whose cohort default rate is equal to or greater than 30% for each of the three most recent federal fiscal years for which data are available will be ineligible to participate in the Title IV programs. If an institution’s cohort default rate is 30% or more in a given fiscal year, the institution will be required to assemble a “default prevention task force” and submit to the Department of Education a default improvement plan. Institutions that exceed 30% for two consecutive years will be required to review, revise and resubmit their default improvement plans, and the Department of Education may direct that such plan be amended to include actions, with measurable objectives, that it determines will promote loan repayment. An institution whose cohort default rate is 30% or more for any two consecutive federal fiscal years may file an appeal to demonstrate exceptional mitigating circumstances and, if the Secretary of Education determines that the institution demonstrated such circumstances, the Secretary may not subject the institution to provisional certification based solely on the institution’s cohort default rate. At this time, we cannot predict the effect that this change may have on our ability to meet cohort default rate standards.

Incentive Compensation Rules.  As part of an institution’s program participation agreement with the Department of Education and in accordance with the Higher Education Act, an institution may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity based directly or indirectly on success in securing enrollments or financial aid. Certain Department of Education regulations clarify the incentive payment rule. The regulations set forth 12 “safe harbors,” which describe payments or arrangements that do not violate the incentive payment rule. Failure to comply with the incentive compensation rule could result in loss of eligibility to participate in Title IV programs, limitations on participation in Title IV programs, or financial penalties.

Although there can be no assurance that the Department of Education would not find deficiencies in our present or former employee compensation and third-party contractual arrangements, we believe that our employee compensation and third-party contractual arrangements comply with the incentive compensation provisions of the Higher Education Act and Department of Education regulations thereunder.

Code of Conduct Related to Student Loans.  HEOA adds a new requirement, as part of an institution’s program participation agreement with the Department of Education, that institutions that participate in Title IV programs adopt a code of conduct pertinent to student loans. For financial aid office or other employees who have responsibility related to education loans, the code must forbid, with limited exceptions, gifts, consulting arrangements with lenders, and advisory board compensation other than reasonable expense reimbursement. The code also must ban revenue-sharing arrangements, “opportunity pools” that lenders offer in exchange for certain promises and staffing assistance from lenders. The institution must post the code prominently on its website and ensure that its officers, employees, and agents who have financial aid responsibilities are informed annually of the code’s provisions. In addition to the code of conduct requirements that apply to institutions, HEOA contains provisions that apply to federal and private lenders, prohibiting such lenders from engaging in certain activities as they interact with institutions. Failure to comply with the code of conduct provision could result in loss of eligibility to participate in Title IV programs, limitations on participation in Title IV programs, or financial penalties.

Preferred Lender Lists.  The Department of Education recently published regulations, effective July 1, 2008, that in part address institutions’ student loan activity. In particular, the Department of Education’s regulations establish new rules applicable to institutions that make available a list of recommended or suggested lenders for use by potential borrowers. For example, an institution must include at least three unaffiliated lenders on a list, must disclose the method and criteria used to select lenders, must provide comparative information about benefits offered by listed lenders, must include a “prominent statement” that borrowers may select a lender not on the list, and must update the list and accompanying information at least annually.

Under HEOA, institutions that receive any federal funding and enter into preferred lender arrangements must comply with certain requirements related to development and disclosure of preferred lender list. Such institutions must submit annual reports to the Department of Education that explain, among other matters, why the institution has a preferred lending arrangement. Such institution also must publish a code of conduct with certain specified provisions. If the institution participates in Title IV programs, the institution’s preferred lender list must satisfy certain requirements, many of which are included in current Department of Education regulations. In addition, HEOA requires an institution to exercise a duty of care and a duty of loyalty to compile a preferred lender list without prejudice and for the sole benefit of students at the institution and their families. The list must cover the institution’s preferred lender arrangements related to federal and private loans. Institutions with preferred lenders also must make certain disclosures — based on information provided annually by the lender to the institution — for each type of loan offered under a preferred lender arrangement. Failure to comply with preferred lender list rules under the Higher Education Act or the Department of Education’s regulations could result in loss of eligibility to participate in federal student financial aid programs, limitations on participation in federal student financial aid programs, or financial penalties.

College Affordability and Transparency Lists.  Under HEOA, beginning July 1, 2011, the Department of Education will publish on its website lists of the top five percent of institutions, in each of nine categories, with (1) the highest tuition and fees for the most recent academic year, (2) the highest “net price” for the most recent academic year, (3) the largest percentage increase in tuition and fees for the most recent three academic years, and (4) the largest percentage increase in net price for the most recent three academic years. An institution that is placed on a list for high percentage increases in either tuition and fees or in net price must submit a report to the Department of Education explaining the increases and the steps that it intends to take to reduce costs. The Department of Education will report annually to Congress on these institutions and will publish their reports on its web site. The Department of Education also will post lists of the top 10% of institutions in each of the nine categories with lowest tuition and fees or the lowest net price for the most recent academic year. Under HEOA, net price means average yearly price actually charged to first-time, full-time undergraduate students who receive student aid at a higher education institution after such aid is deducted. We cannot predict with certainty the effect such lists will have on our operations.

Lobbying.  HEOA forbids postsecondary education institutions to use Higher Education Act funds to compensate any person for influencing or attempting to influence certain government officials or employees with regard to certain federal actions, including, for example, the awarding of federal contracts. In addition, under HEOA, no Title IV program funds may be used to hire a registered lobbyist or to pay any person or entity for securing an earmark. An institution must certify annually that it has abided by these HEOA provisions. HEOA grants the Secretary of Education authority to take such actions as are necessary to ensure that the provisions are implemented and enforced.

Compliance Reviews.  We are subject to announced and unannounced compliance reviews and audits by various external agencies, including the Department of Education, its Office of Inspector General (“OIG”), state licensing agencies, agencies that guarantee FFEL program loans, the Department of Veterans Affairs and accrediting agencies. As part of the Department of Education’s ongoing monitoring of institutions’ administration of Title IV programs, the Higher Education Act and Department of Education regulations also require institutions to submit annually a compliance audit conducted by an independent certified public accountant in accordance with Government Auditing Standards and applicable audit standards of the Department of Education. In addition, to enable the Secretary of Education to make a determination of financial responsibility, institutions must annually submit audited financial statements prepared in accordance with Department of Education regulations.

Privacy.  The Family Educational Rights and Privacy Act of 1974, or FERPA, and the Department of Education’s FERPA regulations require institutions to allow students to review and request changes to such student’s education records maintained by the institution, notify students at least annually of this inspection right, and maintain records in each student’s file listing requests for access to and disclosures of personally identifiable information and the interest of such party in the student’s personally identifiable information. FERPA also limits the disclosure of a student’s personally identifiable information by an institution without such student’s prior written consent. If an institution fails to comply with FERPA or the Department of Education’s FERPA regulations, the Department of Education may require corrective actions by the institution, withhold further payments under any applicable Title IV program or terminate an institution’s eligibility to participate in Title IV programs. In addition, an institution participating in any Title IV program is obligated to safeguard customer information pursuant to applicable provisions of the Gramm-Leach-Bliley Act, or GLBA, and Federal Trade Commission, or FTC, regulations. GLBA and the GLBA regulations require an institution to develop and maintain a comprehensive information security program to protect personally identifiable financial information of students, parents or other individuals with whom an institution has a customer relationship. If an institution fails to comply with GLBA or GLBA regulations, it may be required to take corrective actions, be subject to FTC monitoring and oversight, and be subject to fines or penalties imposed by the FTC.

Potential Effect of Regulatory Violations.  If we fail to comply with the regulatory standards governing Title IV programs, the Department of Education could impose one or more sanctions, including transferring us to the reimbursement or cash monitoring system of payment, seeking to require repayment of certain Title IV program funds, requiring us to post a letter of credit in favor of the Department of Education as a condition for continued Title IV certification, taking emergency action against us, referring the matter for criminal prosecution or initiating proceedings to impose a fine or to limit, condition, suspend or terminate our participation in Title IV programs. In addition, the agencies that guarantee FFEL loans for our students could initiate proceedings to limit, suspend or terminate our eligibility to provide guaranteed student loans in the event of certain regulatory violations. If such sanctions or proceedings were imposed against us and resulted in a substantial curtailment, or termination, of our participation in Title IV programs, our enrollments, revenues and results of operations would be materially and adversely affected.

If we lost our eligibility to participate in Title IV programs, or if Congress reduced the amount of available federal student financial aid, we would seek to arrange or provide alternative sources of revenue or financial aid for students. Although we believe that one or more private organizations would be willing to provide financial assistance to students attending our universities, there is no assurance that this would be the case, and the interest rate and other terms of such financial aid might not be as favorable as those for Title IV program funds. We may be required to guarantee all or part of such alternative assistance or might incur other additional costs in connection with securing alternative sources of financial aid. Accordingly, the loss of our eligibility to participate in Title IV programs, or a reduction in the amount of available federal student financial aid, would be expected to have a material adverse effect on our growth plans and results of operations even if we could arrange or provide alternative sources of revenue or student financial aid.

In addition to the actions that may be brought against us as a result of our participation in Title IV, we also may be subject, from time to time, to complaints and lawsuits relating to regulatory compliance brought not only by our regulatory agencies, but also by other government agencies and third parties, such as present or former students or employees and other members of the public.

Regulatory Actions and Restrictions on Operations

Many actions that we may wish to take in connection with our operations are also subject to regulation from a variety of agencies.

Restrictions on Adding Educational Programs.  State requirements and accrediting agency standards may, in certain instances, limit our ability to establish additional programs. Many states require approval before institutions can add new programs under specified conditions. The Higher Learning Commission, DETC, and the West Virginia Higher Education Policy Commission require institutions to notify them in advance of implementing new programs, and upon notification may undertake a review of the institution’s licensure, authorization or accreditation.

Under the Higher Education Act and Department of Education regulations, a proprietary institution of higher education must have been in existence for at least two years in order to be eligible to participate in Title IV programs. The Department of Education considers an institution to have been in existence for two years if it was legally authorized to give (and continuously was giving) the same postsecondary instruction for at least two consecutive years. Thus, when a for-profit institution applies to participate in Title IV programs for the first time, it must show that it is in compliance with the so-called two-year rule. An institution subject to the two-year rule may not award Title IV funds to a student in a program that is not included in the institution’s approval documents. For institutions that are subject to the two-year rule, during the institution’s initial period of participation in the Title IV programs, the Department of Education will not approve additional programs that would expand the scope of the institution’s eligibility. The Department of Education may provide an exception to such limitation if the institution demonstrates that the program has been legally authorized and continuously provided for at least two years prior to the date of the request. In addition, when an institution is certified for the first time, its certification is provisional until the Department of Education has reviewed a compliance audit that covers a complete fiscal year of Title IV program participation and has decided to certify fully the institution.

In the first quarter of 2008, we timely filed a recertification application because our initial period of certification was scheduled to end on June 30, 2008. As part of that recertification process, the Department of Education fully certified us and it no longer considers us to be in our initial period of certification. However, in August 2008, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. As required under Department of Education regulations, we timely notified the Department of Education of our change in ownership and control. In connection with the Department of Education’s review of the change, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from The Higher Learning Commission indicating that it had approved the change. On October 2, 2008 the Department of Education approved our change in ownership application and granted us provisional certification for a two-year period ending September 30, 2010. Our program participation agreement provides that as a provisionally certified institution, we must apply for and receive approval by the Secretary for any substantial change. Under our program participation agreement, substantial changes include but are not limited to establishment of additional locations, an increase in the level of academic offering, and addition of any non-degree or short-term training program.

The Department of Education has advised us that an institution that is provisionally certified based on a change in ownership and control that resulted from a reduction of ownership interest is able to add new degree programs under the same conditions that apply to a fully certified institution. Generally, if an institution that is not subject to the two-year rule or is not in its initial period of certification adds an educational program after it has been designated as an eligible institution, the institution must apply to the Department of Education to have the additional program designated as eligible. However, a fully certified degree-granting institution is not obligated to obtain the Department of Education’s approval of additional programs that lead to an associate, bachelor’s, professional or graduate degree at the same degree level(s) previously approved by the Department of Education. In the event that an institution that is required to obtain the Department of Education’s express approval for the addition of a new program fails to do so, and erroneously determines that the new educational program is eligible for Title IV program funds, the institution may be liable for repayment of Title IV program funds received by the institution or students in connection with that program.

Change in Ownership Resulting in a Change of Control.  Many states and accrediting agencies require institutions of higher education to report or obtain approval of certain changes in ownership or other aspects of institutional status, but the types of and triggers for such reporting or approval vary among states and accrediting agencies. In addition, our accrediting agencies, The Higher Learning Commission and the Distance Education and Training Council, require institutions that they accredit to inform them in advance of any substantive change, including a change that significantly alters the ownership or control of the institution. Examples of substantive changes requiring advance notice to The Higher Learning Commission and to the Distance Education and Training Council include changes in the legal status, ownership, or form of control of the institution, such as the sale of a proprietary institution. The Higher Learning Commission must approve a substantive change in advance in order to include the change in the institution’s accreditation status. The Higher Learning Commission also requires an on-site evaluation within six months to confirm the appropriateness of the approval. The Distance Education and Training Council requires advance notification and an on-site evaluation within six months for the purpose of reaffirming the institution’s accreditation.

The Higher Education Act provides that an institution that undergoes a change in ownership resulting in a change in control loses its eligibility to participate in the Title IV programs and must apply to the Department of Education in order to reestablish such eligibility. An institution is ineligible to receive Title IV program funds during the period prior to recertification. The Higher Education Act provides that the Department of Education may temporarily provisionally certify an institution seeking approval of a change in ownership and control based on preliminary review by the Department of Education of a materially complete application received by the Department of Education within 10 business days after the transaction. The Department of Education may continue such temporary, provisional certification on a month-to-month basis until it has rendered a final decision on the institution’s application. If the Department of Education determines to approve the application after a change in ownership and control, it issues a provisional certification, which extends for a period expiring not later than the end of the third complete award year following the date of provisional certification. Department of Education regulations describe some transactions that constitute a change of control, including the transfer of a controlling interest in the voting stock of an institution or the institution’s parent corporation. Department of Education regulations provide that a change of control of a publicly traded corporation occurs in one of two ways: (i) if there is an event that would obligate the corporation to file a Current Report on Form 8-K with the SEC disclosing a change of control or (ii) if the corporation has a stockholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest stockholder of the corporation, and that stockholder ceases to own at least 25% of such stock or ceases to be the largest stockholder. A significant purchase or disposition of our voting stock could be determined by the Department of Education to be a change in ownership and control under this standard.

When a change of ownership resulting in a change of control occurs, the Department of Education applies a different set of financial tests to determine the financial responsibility of the institution in conjunction with its review and approval of the change of ownership. The institution generally is required to submit a same-day audited balance sheet reflecting the financial condition of the institution immediately following the change in ownership. The institution’s same-day balance sheet must demonstrate an acid test ratio of at least 1:1, which is calculated by adding cash and cash equivalents to current accounts receivable and dividing the sum by total current liabilities (and excluding all unsecured or uncollateralized related party receivables). The same-day balance sheet must demonstrate positive tangible net worth. When a publicly traded company undergoes a change in ownership and control due to a reduction in ownership interest, as occurred when funds affiliated with ABS Capital Partners recently distributed approximately 400,000 shares of our stock to its general and limited partners, the institution may submit its most recent quarterly financial statement as filed with the SEC, along with copies of all other SEC filings made after the close of the fiscal year for which a compliance audit has been submitted to the Department of Education, instead of the “same day” balance sheet. In addition, when a change in ownership and control occurs and there is a new owner, the institution must submit to the Department of Education audited financial statements of the institution’s new owner’s two most recently completed fiscal years that are prepared and audited in accordance with Department of Education requirements. The Department may determine whether the financial statements meet financial responsibility standards with respect to the composite score formula. If the institution does not satisfy these requirements, the Department of Education may condition its approval of the change of ownership on the institution’s agreeing to letters of credit, provisional certification, and/or additional monitoring requirements, as described in the above section on Financial Responsibility. If the new owner does not have the required audited financial statements, the Department of Education may impose certain restrictions on the institution, including with respect to adding locations and programs.

In August 2008, funds affiliated with ABS Capital Partners reduced their beneficial ownership interest from approximately 26% to approximately 24% of our outstanding common stock by distributing to their limited partners and general partners 400,000 shares of our stock. As a result of such distribution, we were deemed to have undergone a change in ownership and control requiring review by the Department of Education in order to reestablish our eligibility and continue participation in Title IV programs. As required under Department of Education regulations, we timely notified the Department of Education of our change in ownership and control. In connection with the Department of Education’s review of the change, we submitted to the Department of Education a change in ownership application that included the submission of required documentation, including a letter from The Higher Learning Commission indicating that it had approved the change. On October 2, 2008, we received a letter from the Department of Education approving the change in ownership and control and granting us provisional certification until September 30, 2010.

Many states include the sale of a controlling interest of common stock in the definition of a change of control requiring approval. A change of control under the definitions of an agency that regulates us might require us to obtain approval of the change in ownership and control in order to maintain our regulatory approval. Under certain circumstances, the West Virginia Higher Education Policy Commission and the State Council of Higher Education for Virginia might require us to seek approval of changes in ownership and control in order to maintain our state authorization or licensure. With respect to the ABS Funds’ distribution of 400,000 shares of our stock to their limited and general partners, the State Council of Higher Education for Virginia did not consider the distribution to be a change in ownership under its regulations and the West Virginia Higher Education Policy Commission approved the change.

The Department of Education, The Higher Learning Commission, DETC, the State Council of Higher Education for Virginia and the West Virginia Higher Education Policy Commission have all informed us that the transactions contemplated by this offering do not constitute a change in ownership and control requiring approval.

Pursuant to federal law providing benefits for veterans and reservists, we are approved for education of veterans and members of the selective reserve and their dependents by the state approving agencies in West Virginia and Virginia. In certain circumstances, state approving agencies may require an institution to obtain approval for a change in ownership and control.

A change of control could occur as a result of future transactions in which we were involved. Some corporate reorganizations and some changes in the board of directors are examples of such transactions. Moreover, as a publicly traded company, the potential adverse effects of a change of control could influence future decisions by us and our stockholders regarding the sale, purchase, transfer, issuance or redemption of our stock. In addition, the regulatory burdens and risks associated with a change of control also could discourage bids for your shares of common stock and could have an adverse effect on the market price of your shares.

SELLING STOCKHOLDERS

The following table sets forth the following information with respect to each selling stockholder: (i) the name of the selling stockholder; (ii) the number of shares of our common stock beneficially owned by the selling stockholder before this offering; (iii) the maximum number of shares of our common stock the selling stockholder is offering; and (iv) the number of shares of our common stock, and the percentage of our total outstanding stock that the selling stockholder will beneficially own after the selling stockholder sells all of the shares it is offering. Except as set forth in footnotes to the table below or in the information incorporated herein by reference, none of the selling stockholders has had a material relationship with us.

The information is based on information provided by the selling stockholders to us and is as of the date of this prospectus.

	Number of			Percentage of
	Shares Owned			Shares Outstanding
	Before	Shares Being	After	Before	After
Name of Selling Stockholder	Offering	Offered	Offering	Offering	Offering

Entities affiliated with ABS Capital Partners(1)	4,212,952	4,212,952	—	23.4%	0%

(1)	Includes:

(i)	3,728,057 shares of common stock held of record by ABS Capital Partners IV, L.P.;

(ii)	124,825 shares of common stock held of record by ABS Capital Partners IV-A, L.P.;

(iii)	214,103 shares of common stock held of record by ABS Capital Partners IV Offshore, L.P.; and

(iv)	145,967 shares of common stock held of record by ABS Capital Partners IV Special Offshore, L.P. (together with ABS Capital Partners IV, L.P., ABS Capital Partners IV-A, L.P. and ABS Capital Partners IV Offshore, L.P., the “ABS Entities”).

ABS Partners IV, L.L.C. is the general partner of the ABS Entities and has voting and dispositive power over these shares, which is shared by Messrs. Clough and Weglicki (the “Managers”) as two of the managing members of ABS Partners IV, L.L.C. Each of the Managers, who both serve on our board of directors, disclaims beneficial ownership of these shares except to the extent of their respective pecuniary interests. The address for these entities is 400 East Pratt Street, Suite 910, Baltimore, Maryland 21202.

LEGAL MATTERS

The legal validity of the shares of common stock offered by this prospectus will be passed upon for us by Hogan & Hartson LLP, Baltimore, Maryland. Hogan & Hartson LLP in the past provided, and may continue to provide, legal services to ABS Capital Partners and Camden Partners and their respective affiliates. Hogan & Hartson LLP owns a limited partnership interest of less than 1% in ABS Capital Partners IV, L.P.

Legal matters in connection with the offering will be passed upon for any underwriters or agents named in a supplement to this prospectus by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of American Public Education, Inc. and subsidiaries as of December 31, 2006 and 2007, and for each of the three years in the period ended December 31, 2007, incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, have been included herein and in the registration statement in reliance upon the report of McGladrey & Pullen, LLP, independent registered public accounting firm, also incorporated by reference from our annual report on Form 10-K, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act with respect to the common stock to be sold in the offering. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, we refer you to the registration statement. For additional information, you should refer to the exhibits and schedules that have been filed with our registration statement on Form S-3. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibit.

We are subject to the reporting and information requirements of the Securities Exchange Act and, as a result, we are required to file periodic and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, all or any portion of the registration statement or any other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information concerning the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, will also be available to the public on the SEC’s Internet site at http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede the information filed earlier. We incorporate by reference into this prospectus the documents listed below (and any amendments thereto):

•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 28, 2008, which incorporates by reference certain sections from our proxy statement filed with the SEC on April 8, 2008, which we also incorporate by reference into this prospectus; and

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

In addition, we also incorporate by reference into this prospectus all documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the shares covered by this prospectus is completed; provided, however, that we are not incorporating by reference any future documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC unless we specifically state otherwise.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of the reports and documents that have been incorporated by reference in this prospectus, at no cost. Any such request may be made by writing or telephoning us at the following address or phone number:

American Public Education, Inc.
111 West Congress Street
Charles Town, WV 25414
Attention: Corporate Secretary
(703) 334-3880

These documents can also be requested through, and are or will be available in, the Investor Relations section of our website, which is located at www.americanpubliceducation.com, or as described under “Where You Can Find Additional Information” above. The information and other content contained on or linked from our internet website are not part of this prospectus.

4,227,952 Shares

Common Stock

PROSPECTUS
            2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various fees and expenses, other than the underwriting discounts and commissions, payable by American Public Education, Inc. (the “Registrant”) in connection with the sale of the common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$7,246.17
Accounting fees and expenses	50,000.00
Legal fees and expenses	300,000.00
Printing and engraving expenses	80,000.00
Transfer agent and registrar fees	35,000.00
Miscellaneous fees and expenses, and FINRA, if applicable	68,753.83

Total	$541,000

Item 15.	Indemnification of Directors and Officers

Delaware General Corporation Law.  Section 145(a) of the General Corporation Law of the State of Delaware, (the “Delaware General Corporation Law”), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation.  The Registrant’s restated certificate of incorporation filed as Exhibit 3.1 hereto provides that the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. However, nothing contained in such provision will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws.  The Registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reasonable cause to believe that such person’s conduct was unlawful.

Insurance.  The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Underwriting Agreement.  The Registrant’s purchase agreement with the underwriters will provide for the indemnification of the directors and officers of the Registrant and certain controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The following exhibits are filed herewith:

1	.1**	Form of Underwriting Agreement
4.1		Form of certificate representing the Common Stock, $0.01 par value per share, of the Company(1)
5.1		Opinion of Hogan & Hartson LLP regarding the validity of the Common Stock
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney

*	Previously filed.

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(i) or 15(d) of the Exchange Act.

(1)	Incorporated by reference to exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-145185), as amended.

(b)	Financial Statement Schedules

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in our financial statements or related notes thereto.

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charles Town, State of West Virginia, on December 2, 2008.

American Public Education, Inc.

By:	/s/ Wallace E. Boston, Jr.
Name: Wallace E. Boston, Jr.

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to Registration Statement on Form S-1 on Form S-3 has been signed as of December 2, 2008 by the following persons in the capacities and on the date indicated.

Name	Title

/s/ Wallace E. Boston, Jr. Wallace E. Boston, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Harry T. Wilkins Harry T. Wilkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Phillip A. Clough	Chairman of the Board of Directors

* Jean C. Halle	Director

* David L. Warnock	Director

* Timothy W. Weglicki	Director

* J. Christopher Everett	Director

* F. David Fowler	Director

*By:	/s/ Harry T. Wilkins
Name: Harry T. Wilkins

Title:	Attorney-in-Fact

EXHIBIT INDEX

1	.1**	Form of Underwriting Agreement
4.1		Form of certificate representing the Common Stock, $0.01 par value per share, of the Company(1)
5.1		Opinion of Hogan & Hartson LLP regarding the validity of the Common Stock
23.1		Consent of McGladrey & Pullen, LLP
23.2		Consent of Hogan & Hartson LLP (included in Exhibit 5.1)
24	.1*	Power of Attorney

*	Previously filed.

**	To be filed, if necessary, by amendment or as an exhibit to a report pursuant to Section 13(a), 13(i) or 15(d) of the Exchange Act.

(1)	Incorporated by reference to exhibit filed with Registrant’s Form S-1 Registration Statement (No. 333-145185), as amended.